Exhibit 10.6

FARMLAND NATIONAL BEEF PACKING COMPANY, L.P.

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

i

Continued

Continued

Continued

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, the or this “Agreement”) is made as of the August 6, 2003, by and among FARMLAND NATIONAL BEEF PACKING COMPANY, L.P., a Delaware limited partnership, (together with its successors as permitted herein, the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively the “Lenders” and individually a “Lender”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), as a Lender and in its capacity as Agent for the Lenders hereunder (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower, the Agent and some of the Lenders are parties to a Second Amended and Restated Credit Agreement dated as of August 29, 2001, (the “Prior Credit Agreement”), pursuant to which the Agent and the Lenders therein extended certain revolving credit loans and term loans to the Borrower; and

WHEREAS, said Prior Credit Agreement has been amended from time to time; and

WHEREAS, U.S. Premium Beef and other purchasers designated by U.S. Premium Beef intend to acquire (the “Acquisition”) the approximately 71% ownership interest in the Borrower that U.S. Premium Beef does not currently own from Farmland and its affiliates. In connection with the Acquisition, U.S. Premium Beef and other purchasers designated by U.S. Premium Beef have formed NB Acquisition, LLC, a Delaware limited liability company (“Newco”), which has formed NB Finance Corp., a Delaware corporation (“Newco Sub”). Prior to the closing of this Agreement, the general partnership interests in the Borrower held indirectly by Farmland Industries, Inc. and Farmland Foods, Inc. were transferred to Newco (by transfer of their respective membership interests in NBPCo., LLC). After the closing of this Agreement, the Borrower will change its name to National Beef Packing Company, L.P., Newco will merge with and into the Borrower, with the Borrower as the surviving company (the “Merger”), after which the Borrower will convert from a Delaware limited partnership to a Delaware limited liability company, National Beef Packing Company, LLC (the “Conversion”). Newco Sub will remain a subsidiary of the Borrower after the Conversion. The funding requirements for the Acquisition will be provided (i) from a loan by the Borrower to Newco of approximately $31,000,000 (the “Newco Loan”), (ii) from not less than a $46,000,000 cash equity investment in Newco (including deposits previously made) and from approximately $10,000,000 in the form of conversion of deferred compensation owed by the Borrower to certain members of management into equity of Newco (the “Equity Financing”), and (iii) from the issuance and sale of Debt Securities by Borrower and Newco Sub, the proceeds of which are to be loaned to Newco (as described in the Farmland National Beef Acquisition Financing Bridge Commitment Letter to U.S. Premium Beef dated July 7, 2003 from Deutsche Bank AG and U.S. Bank (the “Bridge Commitment”)) or in lieu thereof, the Bridge Loan to Newco (as described in the Bridge

Commitment) in an amount of up to $175 million. The Acquisition, the Newco Loan, the Equity Financing, and the Bridge Loan and/or the issuance and sale of the Debt Securities (and any exchange thereof for registered securities) are herein collectively referred to as the “Transaction”.

WHEREAS, the Borrower has requested that the Agent and the Lenders increase the amount of the loans to be made available to the Borrower to be used in part to fund the Newco Loan, and that the Prior Credit Agreement otherwise be amended in certain respects, to accommodate, among other things, the other aspects of the Transaction and the Conversion, and the Agent and the Lenders are willing to do so, subject to numerous amendments of the Prior Credit Agreement; and

WHEREAS, the Borrower, the Agent and the Lenders believe due to the complexity of the proposed amendments to the Prior Credit Agreement, it will be beneficial to amend and restate the Prior Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and for any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of the Borrower by the Agent or the Lenders, the Borrower, the Agent and the Lenders agree to amend and restate the Prior Credit Agreement in full as follows:

1. DEFINITIONS.

1.1. Defined Terms.

When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

“Accounts” means all present and future rights (including without limitation, rights under any Margin Accounts) of the Borrower to payment for Inventory or other Goods sold or leased or for services rendered, which rights are not evidenced by Instruments or Chattel Paper, regardless of whether such rights have been earned by performance and any other “accounts” (as defined in the Code).

“Account Debtor” shall mean the party which is obligated on or under an Account or a General Intangible.

“Affiliate” means any Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the equity interest of the Borrower; (c) ten percent (10%) or more of the equity interest of which is owned directly or beneficially or held by the Borrower; or (d) that is a partner or member of the Borrower.

“Agent” has the meaning set forth in the introduction and shall include any successor agent which has been appointed in accordance with Section 12.7.

“Agent’s Letter” means the letter agreement between the Borrower and the Agent of substantially even date with this Agreement.

“Applicable Margin” means with respect to Loans under the Line of Credit or Loans under the Term Loan which are Base Rate Loans or LIBOR Rate Loans, with respect to LC Fees and with respect to Non-Use Fees, the rates per annum set forth below for the then applicable Financial Performance Level:

Line of Credit Loans, Term Loans, LC Fee and Non-Use Fee:

Financial Performance Level	Base Rate	LIBOR Rate and LC Fee	Non-Use Fee
Level 1	1.75%	3.25%	0.500%
Level 2	1.50%	3.00%	0.500%
Level 3	1.25%	2.75%	0.500%
Level 4	1.00%	2.50%	0.500%
Level 5	0.75%	2.25%	0.500%
Level 6	0.50%	2.00%	0.500%

“Available Amount” means, at any time, an amount equal to (a) the Line of Credit Loan Commitments minus (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

“Base Rate” means the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one half of one percent (.5%).

“Base Rate Loan” means any Loan which bears interest at the Base Rate plus the Applicable Margin.

“Borrower” means at the time of the closing of this Agreement and prior to the Conversion, Farmland National Beef Packing Company, L.P., a Delaware limited partnership, and after the Conversion, National Beef Packing Company, LLC, a Delaware limited liability company.

“Borrowing Base” means an amount determined and computed as set forth in Exhibit 1B, minus the Insurance Reserve.

“Borrowing Base Certificate” means a certificate in the form of Exhibit 1C, signed as indicated thereon, setting forth the amount of the Borrower’s Borrowing Base.

“Borrowing Base Limit” means, at any time, an amount equal to (a) the Borrowing Base minus (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

“Business Day” shall mean any day of the year on which commercial banks in New York, New York are not required or authorized to close.

“Carryover Cash Flow” means an amount determined and computed (for use in the calculation of the Fixed Charge Coverage Ratio during the Borrower’s 2003 and 2004 fiscal years, respectively) as follows: at fiscal year end 2002 for use during fiscal year 2003 and at fiscal year end 2003 for use during fiscal year 2004, with cumulative effect, the positive difference, if any, resulting from (a) the Borrower’s Unallocated Cash Flow, minus (b) the minimum amount of Unallocated Cash Flow necessary to maintain compliance with the required minimum Fixed Charge Coverage Ratio at such fiscal year end.

“City” means the City of Dodge City, Kansas, a municipal corporation organized under the law of the State of Kansas.

“Closing Date” means the date of this Agreement.

“Collateral” means all real and personal property in which, pursuant to the terms of the respective Security Documents, the Borrower or any third Person has granted to the Agent a security interest or assigned to the Agent its right, title and interest to secure the Liabilities, provided however, that with respect to any of the Security Documents executed and/or delivered after the date of this Agreement, such property shall not become Collateral until such Security Document has been executed and delivered to the Agent.

“Collateral Accounts” means Deposit Accounts established and maintained in accordance with Section 2.6 of the Security Agreement of even date herewith.

“Commitment” means, as to any Lender, such Lender’s Line of Credit Loan Commitment and Term Loan Commitment, and “Commitments” shall mean collectively, such Commitments for all the Lenders.

“Default” means the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by the Borrower or any other Person to cure the same) mature into a Matured Default; or (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default.

“Dollars” and “$” mean lawful currency of the United States of America.

“EBITDA” means, for any period of determination, the consolidated net income of the Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation, amortization and other noncash expenses or charges, excluding (to the extent otherwise included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory or property, plant and equipment) during the applicable period; and (b) similar nonoperating losses during such period. As applicable, EBITDA will be pro forma to reflect the changes in management incentive compensation contemplated by the Transaction and Conversion. Payments made under the Water Services Agreement shall be treated as operating expenses for the purposes of calculating EBITDA.

“Eligible Accounts” means Accounts which the Agent determines in the exercise of the Agent’s reasonable discretion are eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Agent’s right to determine that Accounts do not constitute Eligible Accounts, but without duplication, the following Accounts shall not be Eligible Accounts: (a) all Accounts which are at that time unpaid for a period exceeding twenty one (21) days after the original invoice date of the original invoice related thereto, except for Accounts which are covered by a letter of credit; (b) all Accounts owing by an Account Debtor, except Accounts owing from the Account Debtors listed on Exhibit 3A, if more than ten percent (10%) of the Accounts owing by such Account Debtor are at that time unpaid for a period exceeding that allowed by the preceding subsection a, and all Accounts owing by an Account Debtor listed on Exhibit 3A, if more than fifteen percent (15%) of the Accounts owing by such Account Debtor are at that time unpaid for a period exceeding that allowed by the preceding subsection a, except, in each case, Accounts which are covered by a letter of credit; (c) (i) those Accounts, except Accounts owing from the Account Debtors listed on Exhibit 3A, of an Account Debtor, the aggregate face amount of which is in excess of five percent (5%) of the aggregate face amount of all Eligible Accounts of all Account Debtors (prior to eliminations based on concentration), (ii) those Accounts of an Account Debtor listed on Exhibit 3A, the aggregate face amount of which is in excess of ten percent (10%) of the aggregate face amount of all Eligible Accounts of all Account Debtors (prior to eliminations based on concentration), and (iii) those Accounts of Wal-Mart & affiliates (Sam’s Club, etc.), the aggregate face amount of which is in excess of fifteen percent (15%) of the aggregate face amount of all Eligible Accounts of all Account Debtors (prior to eliminations based on concentration), but in each case only to the extent of such excess; (d) those Accounts owing from the United States or any department, agency or instrumentality thereof unless the Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Agent; (e) Accounts which arise out of transactions with Affiliates, except Accounts owing from Beef Products, Inc. up to the aggregate amount of $4,000,000; (f) Accounts, except Accounts owing from the Account Debtors listed on Exhibit 3A, of an Account Debtor that are located outside the United States, unless such Accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Agent; (g) Accounts which are or may be subject to rights of setoff or counterclaim by the Account Debtor (to the extent of the amount of such setoff or counterclaim); (h) Accounts in which the Agent does not, for any reason, have a first priority perfected security interest; and (i) Accounts which in the Agent’s opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person except for statutory liens or encumbrances permitted by Section 10.1(a), (b) and (d). With regard to Accounts included in the Borrowing Base by the Borrower in good faith, a determination by the Agent that such Accounts are not Eligible Accounts in accordance with the foregoing shall be effective on the third business day after notice thereof by the Agent to the Borrower in accordance with Section 13.18.

“Eligible Inventory” means Inventory which the Agent determines in the exercise of the Agent’s reasonable discretion is eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Agent’s right to determine that Inventory does not constitute Eligible Inventory, but without duplication, the following Inventory shall not be Eligible Inventory: (a) Inventory deemed to be out-of-condition or otherwise unmerchantable by the United States Department of Agriculture, any state’s Department of Agriculture, or any other Governmental Authority having regulatory authority over the Borrower or any of the Borrower’s assets or activities; (b) Inventory for which a prepayment has been received; (c) Inventory in the possession of third parties, unless it is Inventory: (i) at a location shown on Exhibit 3B, for which the Agent has received a bailee letter satisfactory to the Agent, or (ii) covered by negotiable warehouse receipts or negotiable bills of lading issued by either: (A) a warehouseman licensed and bonded by the United States Department of Agriculture or any state’s Department of Agriculture, or (B) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, which receipts or bills of lading designate the Agent directly or by endorsement as the only Person to which or to the order of which the warehouseman or carrier is legally obligated to deliver such Goods; (d) Inventory in which the Agent does not, for any reason, have a first priority perfected security interest; and (e) Inventory which in the Agent’s opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person except for statutory liens or encumbrances permitted by Section 10.1(a), (b) and (d). With regard to Inventory included in the Borrowing Base by the Borrower in good faith, a determination by the Agent that such Inventory is not Eligible Inventory in accordance with the foregoing shall be effective on the third business day after notice thereof by the Agent to the Borrower in accordance with Section 13.18.

“Equipment” means any and all Goods, other than Inventory (including without limitation, equipment, machinery, motor vehicles, implements, tools, parts and accessories) which are at any time owned by the Borrower, together with any and all accessions, parts and appurtenances and any other “equipment” (as defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect at any time, and all rules, regulations and rulings thereof issued by the Internal Revenue Service or the Department of Labor thereunder.

“Excess Cash Flow” means, during any period of determination (i) Unallocated Cash Flow; (ii) minus the increase or plus the decease in Working Capital during such period.

“Excess Debt or Equity Proceeds” shall mean, during any period of determination, the Borrower’s net cash proceeds from the issuance of debt instruments for borrowed money, corporate stock or membership or partnership interests, including capital contributions in respect of corporate stock and membership or partnership interests previously issued, except capital contributions or proceeds of the issuance of equity as part of the Transaction or the Conversion and debt issued under this Agreement, the Bridge Loan or the Debt Securities, and except for indebtedness permitted under Section 10.4(d), (e) and (g).

“Excess Disposition Proceeds” means, during any rolling twelve month period, the Borrower’s net cash proceeds, including insurance or condemnation proceeds, from the sale or other disposition or loss of assets (other than the sale of Inventory in the ordinary course of business or the casualty loss of Inventory), which is not used by the Borrower for the replacement of the assets sold, disposed of or lost or not used for the acquisition of other assets with similar business utility, in excess of $100,000 in the aggregate in said period.

“Farm Products” means all of the Borrower’s harvested or unharvested crops of all types and descriptions, whether annual or perennial and all other personal property of the Borrower used or for use in farming or livestock operations, including without limitation, native grass, grain, harvested crops, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, veterinary supplies and related Goods), livestock (including without limitation, the offspring of such livestock and livestock in gestation) and any other “farm products” (as defined in the Code).

“Farmland” means Farmland Industries, Inc., a Kansas cooperative corporation and, prior to the Conversion, a limited partner of the Borrower.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Financial Performance Level” means the applicable level of the Borrower’s financial performance determined in accordance with the table and paragraph set forth below.

Financial Performance Level	Funded Debt to EBITDA Ratio
Level 1	Greater than or equal to 3.50 to 1.0
Level 2	Less than 3.50 to 1.0 but greater than or equal to 3.25 to 1.0
Level 3	Less than 3.25 to 1.0 but greater than or equal to 3.00 to 1.0
Level 4	Less than 3.00 to 1.0 but greater than or equal to 2.75 to 1.0
Level 5	Less than 2.75 to 1.0 but greater than or equal to 2.50 to 1.0
Level 6	Less than 2.50 to 1.0

The initial Financial Performance Level shall be Level 3. Beginning with the Borrower’s fiscal quarter ending in November, 2003, the Agent will review the Borrower’s financial performance as of each fiscal quarter end, after its receipt of the Borrower’s financial statements and compliance certificate for such fiscal quarter, and will confirm the Borrower’s calculation of its ratio of quarter end Funded Debt to EBITDA Ratio for such fiscal quarter. Any change in the Financial Performance Level will be effective thirty (30) days after the Borrower’s quarter end and Agent’s receipt of the financial statements and compliance certificate supporting such change. If the Borrower’s financial statements and compliance certificate for any fiscal quarter are not delivered to the Agent on a timely basis, the Agent may, at its option, deem the Borrower’s Financial Performance Level to be Level 1 until ten (10) Business Days after the Agent’s receipt of such financial statements and compliance certificate.

“Financing Documents” means this Agreement, the Notes, the Agent’s Letter, all Security Documents and all documents, instruments, certificates and agreements at any time executed or delivered by the Borrower to any of the Agent or any one or more of the Lenders pursuant to or in connection with any of the foregoing, and any and all amendments, modifications, supplements, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Fiscal Year” means the Fiscal Year of the Borrower, which shall be the twelve month period ending on the last Saturday in August each year.

“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of: (a) Unallocated Cash Flow plus cash interest paid during such period, plus, as applicable during the Borrower’s 2003 and 2004 fiscal years, Carryover Cash Flow, over (b) the amount of the Borrower’s consolidated scheduled principal payments actually made during such period with respect to long term debt (excluding principal payments with respect to the Line of Credit Loan Liabilities), plus cash interest paid during such period. Provided, however, the payments made by the Borrower under the Water Services Agreement shall not be considered to be principal payments made with respect to long term debt for purposes of calculating the Fixed Charge Coverage Ratio and no portion of such payments shall be considered to be interest expense for the purposes of the calculation the Fixed Charge Coverage Ratio.

“Funded Debt” means, for any date of determination, the then outstanding principal amount of all of the Borrower’s consolidated interest bearing indebtedness for borrowed money (including without limitation, capitalized leases) plus the then undrawn amount of all outstanding letters of credit (including without limitation, the LCs). Provided, however, (i) LC’s issued to secure debt shall not be included in Funded Debt to the extent that such debt is included in Funded Debt; (ii) the debt of the Borrower under the Water Services Agreement shall not be included in Funded Debt; and (iii) the Class A, B or C Units of Borrower subject to redemption rights shall not be included in Funded Debt.

“Funded Debt to EBITDA Ratio” means, as of the end of any fiscal quarter, the ratio of: (a) Funded Debt as of the end of such quarter, over (b) EBITDA during the four fiscal quarters then ended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court or any commission.

“Governmental Requirement” means any material law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (excluding any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Document, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Insurance Reserve” means a collateral reserve against casualty losses that would not be covered by insurance as a result of the SIR deductible provision in the Borrowers property insurance (i) in an amount equal to $10,000,000 when the SIR deductible under the Borrower’s property insurance procured in accordance with Section 9.5 exceeds $15,000,000; (ii) in an amount equal to $5,000,000 when the SIR deductible under the Borrower’s property insurance procured in accordance with Section 9.5 exceeds $10,000,000 but is less than or equal to $15,000,000; and (iii) in an amount equal to $0 when the SIR deductible under the Borrower’s property insurance procured in accordance with Section 9.5 is less than or equal to $10,000,000.

“Interest Period” means: (a) with respect to LIBOR Rate Loans, the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Loan and which shall be a one, two, three or six month period of time, commencing with the borrowing date of the LIBOR Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided herein as the Borrower may specify in a notice of borrowing or a notice of interest conversion; provided however: (b) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) no Interest Period shall extend beyond the Maturity Date; (d) there shall be no more than five Interest Periods for LIBOR Rate Loans at any one time under the Line of Credit; and (e) there shall be no more than five Interest Periods for LIBOR Rate Loans at any one time under the Term Loan.

“Inventory” means any and all Goods which shall at any time constitute “inventory” (as defined in the Code) or Farm Products of the Borrower, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in the Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

“IRC” means the Internal Revenue Code of 1986, as amended, as at any time in effect, together with all regulations and rulings thereof or thereunder issued by the Internal Revenue Service.

“Issuer” means any party that issues an LC pursuant to this Agreement.

“KC Steak” means Kansas City Steak Company, L.L.C., a Missouri limited liability company.

“LC” means a documentary, direct pay or standby letter of credit issued for the account of the Borrower pursuant to Section 2.2, and the LC’s issued and outstanding under the Prior Credit Agreement.

“LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the outstanding LCs plus (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.2(f).

“Liabilities” means any and all liabilities, obligations and indebtedness of the Borrower to the Agent, the Lenders or the Issuer of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, primary, secondary, direct, contingent, fixed or otherwise (including without limitation, LC Obligations, the obligations of the Borrower under any interest rate hedging agreements, interest rate collar agreements, interest swap agreements or the like with U.S. Bank, fees, charges and obligations of performance) arising or existing under this Agreement or any of the other Financing Documents or by operation of law relating to this Agreement or any of the other Financing Documents.

“LIBOR Rate” means, with respect to each day during each Interest Period applicable to a LIBOR Rate Advance, the one, two, three or six month LIBOR rate quoted by the Agent from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to the LIBOR Rate Loan) rounded up to the nearest one sixteenth of one percent.

“LIBOR Rate Loan” means any Loan which bears interest at the LIBOR Rate plus the Applicable Margin.

“Line of Credit Loan Commitment” means as to any Lender, such Lender’s Pro Rata Percentage of $140,000,000, as set forth opposite such Lender’s name under the heading “Line of Credit Loan Commitments” on Exhibit 1A, subject to Assignment and Acceptance in accordance with Section 13.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 4.4 or 11.1; and “Line of Credit Loan Commitments” means, collectively, the Line of Credit Loan Commitments for all the Lenders.

“Line of Credit Loan Liabilities” means all of the Liabilities other than: (i) the LC Obligations; and (ii) the principal and interest owing under the Term Notes.

“Margin Accounts” means , collectively, all Commodity Accounts and all Commodity Contracts.

“Matured Default” means the occurrence or existence of any one or more of the following events: (a) the Borrower fails to pay any principal or interest pursuant to any of the Financing Documents at the time such principal or interest becomes due or is declared due; (b) the Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) days after such Liabilities become due or are declared due; (c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 10.1, 10.2 or 10.4 of this Agreement; (d) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Documents (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b) or (c) above), and such failure continues for more than thirty (30) days after such failure or neglect first occurs, provided that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect is material and may not, in the Agent’s reasonable determination, be cured by the Borrower during such thirty (30) day grace period; (e) [intentionally omitted]; (f) any warranty or representation at any time made by or on behalf of the Borrower in connection with this Agreement or any of the other Financing Documents is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of the Borrower to the Agent or the Lenders is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $1,000,000 is rendered against the Borrower and such judgment remains unsatisfied or undischarged and in effect for forty-five (45) consecutive days without a stay of enforcement or execution, provided that this clause shall not apply to any judgment for which the Borrower is fully insured subject only to a deductible not exceeding $500,000, and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the Borrower’s assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same continues for a period of forty-five (45) days; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower and such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower, or the Borrower makes an assignment for the benefit of creditors; (j) the Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; (k) the Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of the Borrower’s business affairs; (l) the Borrower fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) the Agent makes an expenditure under Section 13.3 of this Agreement and such expenditure is not reimbursed within five (5) Business Days after the Agent notifies the Borrower of such expenditure; (n) US Premium Beef ceases to own, directly or indirectly, a controlling interest in the Borrower; (o) the Borrower fails to pay any Producer Payables in accordance with Section 9.13, and such failure continues for a period of more than three (3) consecutive Business Days; and (p) the Available Amount or the Borrowing Base Limit, as calculated in accordance with the definitions thereof, result in a negative amount.

“Maturity Date” means August 6, 2008 or the earlier date of: (i) termination in whole of the Commitments pursuant to Section 11.1; or (ii) the termination in whole of the Commitments by the Borrower and the payment and/or satisfaction in full of the Liabilities.

“NCI” means National Carriers, Inc., a Kansas corporation, and a wholly owned subsidiary of the Borrower.

“NCI Acquisition” means a series of transactions whereby the Borrower has acquired all of the stock of NCI (which holds all of the stock of NCI Leasing) for a combination of

(i) cash and (ii) assumption of indebtedness or liabilities, which did not exceed $20,000,000 in the aggregate, plus assumption of Owner/Operator Agreements and trade payables.

“NCI Leasing” means NCI Leasing, Inc., a Kansas corporation, and a wholly owned subsidiary of NCI.

“Net Capital Expenditures” means, during any period of determination: (a) the Borrower’s consolidated net property, plant and equipment at the end of such period, less (b) the Borrower’s consolidated net property, plant and equipment at the beginning of such period, plus (c) the Borrower’s consolidated depreciation during such period. Provided, however, the acquisition of any intangible asset recognized as part of the Water Services Agreement shall not be included in the calculation of Net Capital Expenditures. The acquisition of water rights and land as part of the Water Rights Acquisition shall be treated as the acquisition of capital assets for purposes of calculating Net Capital Expenditures.

“Note” or “Notes” shall mean any one of the Line of Credit Notes or the Term Notes or all of the Line of Credit Notes and the Term Notes, respectively.

“Owner” means any Person who holds directly or indirectly, an ownership interest in the Borrower.

“Owner/Operator Agreement” means an agreement with an owner-operator of a tractor, for the use of the tractor, which is cancelable upon not more than ninety days written notice by either party, which agreement has been or may be considered a lease for accounting purposes.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA in which any personnel of the Borrower or an Affiliate which is under common control with the Borrower (within the meaning of Section 414 of the IRC) participate and which is subject to Title IV of ERISA or Section 412 of the IRC.

“Person” means an individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, joint stock company or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

“Prime Rate” means the prime rate announced by the Agent from time to time, which is a base rate that the Agent from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Prime Rate is not necessarily the lowest rate offered by the Agent.

“Pro Rata Percentage” means with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Term Loan

Commitment and Line of Credit Loan Commitment, respectively, and the denominator of which shall be the aggregate amount of all the Term Loan Commitments and Line of Credit Loan Commitments of the Lenders, respectively, as adjusted from time to time in accordance with the terms of this Agreement.

“Producer Payables” means with respect to the Borrower, all amounts at any time payable by the Borrower for the purchase of cattle, feed or grain Inventory.

“Property” means the land, the improvements, the fixtures and the Equipment of the Borrower located in Ford or Seward Counties, Kansas and in Snyder County, Pennsylvania.

“Purchase Agreement” means the Asset Sale and Purchase, dated June 12, 2003, by and among, US Premium Beef, Farmland and others, setting forth the terms of the Acquisition, as the same may be amended.

“Required Lenders” means, at any time, Lenders holding in the aggregate at least fifty-one percent (51%) of the aggregate amount of all of the Commitments.

“Security Agreement” means that certain Third Amended and Restated Security Agreement dated as of the Closing Date, executed by the Borrower in favor of the Agent for the ratable benefit of the Lenders, and any and all amendments, modifications, supplements, renewals or restatements thereof.

“Security Documents” means the Security Agreement and the Trademark Licenses, as the same may be amended, modified, renewed or extended from time to time, and any and all other agreements, chattel mortgages, security agreements, pledges, guaranties, assignments of proceeds, assignments of contract rights, assignments of partnership interest, assignments of performance or other collateral assignments, trademark license agreements, completion or surety bonds, standby agreements, subordination agreements, undertakings and other similar documents, agreements, instruments and financing statements at any time executed and delivered by the Borrower or a third Person in connection with, or as security for the payment or performance of, the Notes, any indebtedness renewed or extended by such Notes and the Borrower’s obligations under this Agreement.

“Senior Secured Funded Debt” means, for any date of determination, the then outstanding principal amount of the Liabilities.

“Senior Secured Funded Debt to EBITDA Ratio” means, as of the end of any fiscal quarter, the ratio of: (a) Senior Secured Funded Debt as of the end of such quarter, over (b) EBITDA during the four fiscal quarters then ended.

“Term Loan Commitment” means as to any Lender, such Lender’s Pro Rata Percentage of $125,000,000, as set forth opposite such Lender’s name under the heading “Term Loan Commitments” on Exhibit 1A, subject to Assignment and Acceptance in accordance with

Section 13.23, and as such amount may be reduced or terminated from time to time: (i) pursuant to Section 11.1; and “Term Loan Commitments” shall mean collectively, the Term Loan Commitments for all the Lenders.

“Trademark Licenses” means the Trademark License Agreements listed in Exhibit 8A, executed by the Borrower in favor of the Agent for the ratable benefit of the Lenders, and any and all amendments, modifications, supplements, renewals or restatements thereof.

“Type” means, with respect to any Loan, whether such Loan is a Base Rate Loan or a LIBOR Rate Loan.

“Unallocated Cash Flow” means for any period of determination (a) EBITDA during such period, minus (b) the amount of the Borrower’s consolidated cash income taxes paid during such period, minus (c) the amount of the Borrower’s consolidated cash dividends or distributions paid during such period, minus (d) the net amount of the Borrower’s consolidated capital expenditures during such period (capital items purchased, minus capital items sold, and minus financing for capital items purchased), with it being acknowledged that only fifty percent (50%) of Advances under the Line of Credit during such period that are used for capital expenditures related to the expansion of the Borrower’s Dodge City facilities shall be included as “financing for capital items purchased” in the forgoing calculation. Provided, however, no portion of the payments made by the Borrower under the Water Services Agreement shall be considered to be interest expense for the purposes of the calculation of Unallocated Cash Flow.

“US Premium Beef” means U.S. Premium Beef, Ltd., a Kansas cooperative corporation.

“Water Rights Acquisition” means a series of transactions whereby, among other things: (i) the Borrower has acquired or would acquire certain water rights for use at its Dodge City, Kansas facilities, all or a substantial portion of which water rights are or will be or become subject to a long term lease in favor of the City; (ii) the Borrower has aquired or would acquire land associated with said water rights that the Borrower may sell, trade or lease out; and (iii) the Borrower would enter into and perform the Water Services Agreement.

“Water Services Agreement” means one or more agreements with the City whereby, among other things: (i) the Borrower would sublease certain water rights from the City; (ii) the Borrower would facilitate the issuance of bonds of the City (the “City Bonds”) and the proceeds thereof would be used to construct improvements to the City’s fresh water distribution and waste water treatment systems, including the construction of a pipeline to bring the acquired water to a location capable of serving the Borrower’s Dodge City facilities; (iii) the Borrower would purchase certain water and wastewater services from the City on terms intended, in part, to provide approximately one-half of the funds necessary to repay the City Bonds; (iv) the Borrower’s performance would be secured by a first priority lien and security interest in the water rights acquired as part of the Water Rights Acquisition and (v) the Borrower would convey certain water rights to the City.

“Working Capital” means as of any particular date, the amount of the Borrower’s consolidated current assets, less the Borrower’s consolidated current liabilities, determined in accordance with GAAP, provided, however, regardless of whether the Line of Credit Loan Liabilities would constitute current liabilities of the Borrower in accordance with GAAP, the Line of Credit Loan Liabilities, shall be treated as current liabilities for purposes of determining Working Capital. The interim payments due under the Term Loan pursuant to Section 4.3 shall be treated as current liabilities if and to the extent they would be so treated in accordance with GAAP, provided, however, for this purpose the final payment of $67,187,500 described in Section 4.3(vi), shall be deemed to be $4,687,500.

1.2 Index to Other Definitions. When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

Term	Location
Acquisition	recitals
Advance, Advances	Section 2.1.3
Agreement	introduction
Application	Section 2.2(b)
Assignee	Section 13.23(a)
Assignment and Acceptance	Section 13.23(a)
Bridge Commitment	recitals
Bridge Loan	recitals
Code	Section 1.4
Conversion	recitals
Default Rate	Section 3.1(d)
Debt Securities	recitals
Environmental Laws	Section 7.9
Equalization Transfer	Section 2.1.3(c)
Equity Financing	recitals
Excess	Section 13.19
Feeder Deposits	Section 10.19
LC Fee	Section 6.2
Lenders	introduction
Line of Credit	Section 2.1.1
Line of Credit Advances	Section 2.1.1
Line of Credit Notes	Section 2.1.1
Loan, Loans	Section 2.1.3
Loan Account	Section 2.1.4(h)
Merger	recitals
Newco	recitals
Newco Loan	recitals
Newco Sub	recitals
Non-Use Fee	Section 6.1
Purchasing Lender	Section 2.1.3(f)

Prior Credit Agreement	recitals
Securities Act	Section 13.20
Selling Lender	Section 2.1.3(f)
Term Loan	Section 2.1.2
Term Loan Advances	Section 2.1.2
Term Notes	Section 2.1.2
Termination Date	Section 2.1.1
Taxes	Section 5.5(a)&(b)
Transaction	recitals
UCP	Section 2.2(c)
Unhedged Cattle	Section 10.19

1.3 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP.

1.4 Others Defined in Colorado Uniform Commercial Code. All other capitalized terms contained in this Agreement or any of the other Financing Documents (which are not specifically defined herein or therein) shall have the meanings set forth in the Uniform Commercial Code of Colorado (“Code”) to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Deposit Accounts, General Intangibles, Goods, Investment Property, Instruments, Letter of Credit Rights, Money, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.

2. LOANS AND LETTERS OF CREDIT.

2. 1. Loans.

2.1.1 Line of Credit. Each Lender severally agrees to make advances (“Line of Credit Advances”) to the Borrower from time to time on any one or more Business Days from and after the Closing Date (through the Agent as set forth in Section 2.1.3), upon written (including facsimile) notice given by the Borrower to the Agent not later than 11:00 a.m. (Denver time) on the third Business Day prior to the date of any proposed LIBOR Rate Loan or upon written (including facsimile) notice given by the Borrower to the Agent not later than 11:00 a.m. (Denver time) on the first Business Day prior to the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Available Amount on such Business Day through and including the earlier of August 6, 2008 (“Termination Date”) or the Maturity Date, in aggregate amounts up to the lesser of the Available Amount or the then current Borrowing Base Limit (“Line of Credit”). The Line of Credit Advances shall be evidenced by and repayable in accordance with the terms of the Borrower’s promissory notes to each of the Lenders (“Line of Credit Notes”), the form of which is attached as Exhibit 2A. The Lenders, in their unanimous, sole and absolute discretion, may elect to make Line of Credit Advances to the Borrower in excess of the amounts available pursuant to the terms of this Agreement, and any such Line of Credit Advances shall also be governed by the terms hereof. The Lenders shall also have the option, in their unanimous, sole discretion and without any obligation to do so, to extend the Termination Date for the making of Line of Credit Advances. In the event that the Lenders elect to extend such Termination Date, the Agent shall give notice to the Borrower pursuant to Section 10.19.

2.1.2 Term Loan. Each Lender severally agrees to advance (“Term Loan Advances”) to the Borrower on the Closing Date (through the Agent as set forth in Section 2.1.3) (which shall initially be Base Rate Loans), up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Term Loan Commitments (“Term Loan”). The Term Loan shall be evidenced by and repayable in accordance with the terms of the Borrower’s promissory notes to each of the Lenders (“Term Notes”), the form of which is attached as Exhibit 2B. Amounts representing Term Loan Advances which have been repaid by the Borrower may not be reborrowed.

2.1.3 Equalization Transfers. The Line of Credit Advances and the Term Loan Advances (collectively “Advances” and individually, an “Advance”) shall also sometimes collectively be referred to as a “Loan” and collectively the “Loans”.

(a) It is anticipated that on each Business Day the Borrower may wish to borrow and repay Loans. To minimize the number of transfers of funds to and from the Lenders resulting from such borrowings and repayments, the Agent will fund daily Loans for the accounts of the Lenders and will apply daily repayments of Loans to the accounts of the Lenders, other than according to the Lenders’ Pro Rata Percentages (i.e., without receiving from the other Lenders their Pro Rata Percentage of a Loan on the date of disbursement thereof or without paying the other Lenders their Pro Rata Percentage of a repayment of a Loan on the date of payment thereof), provided however, that no such Loan shall be made and no repayment of a Loan shall be applied other than according to the Lenders’ Pro Rata Percentages, if: (i) at the time of such Loan or repayment the Agent has actual knowledge of a Matured Default, or (ii) after giving effect to the requested Loan or after applying the repayment, the absolute value of the amount that would have to be reallocated to make the Loans held according to the Lenders’ Pro Rata Percentages, would exceed $10,000,000.

(b) [Intentionally Omitted]

(c) At any time in the discretion of the Agent and on the next to last Business Day of each week if the absolute value of the amount that would have to be reallocated to make the Loans held according to the Lenders’ Pro Rata Percentages exceeds $500,000, the Agent shall give notice to the Lenders of the amount of funds to be transferred from the Agent to the Lenders, or from the Lenders to the Agent, or from one Lender to another, as the case may be (each such transfer, an “Equalization Transfer”) required to cause the Loans to be held by the Lenders according to their Pro Rata Percentages. On the next Business Day following such notice the necessary Equalization Transfers shall be made in immediately available funds not later than 11:00 a.m. (Denver time).

(d) Except as provided in Section 2.1.3(e), any Equalization Transfer by the Lenders to the Agent shall be deemed to constitute Loans by such Lenders to the Borrower and repayments by the Borrower of Loans held by the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute Loans by the Agent to the Borrower and repayments of Loans held by the Lenders.

(e) In the event that on the date on which any Equalization Transfer is required to be made pursuant to Section 2.1.3(c), a Matured Default of the type described in clause (i) of the definition thereof shall have occurred and be continuing, any Equalization Transfer by the Lenders to the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute a purchase by the Lenders or the Agent, as the case may be, of a direct interest, in the amount of such Equalization Transfer, in outstanding Loans of the Lenders to the Borrower, to the end that each of the Lenders shall have an interest therein equal to their respective Pro Rata Percentages as of the date of occurrence of such Matured Default.

(f) At any time after any Lender (a “Selling Lender”) has received any Equalization Transfer that constitutes a purchase by any other Lender (a “Purchasing Lender”) of a direct interest in such Selling Lender’s Loans pursuant to Section 2.1.3(e), if such Selling Lender receives any payment on account of its Loans, such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Purchasing Lender’s direct interest was outstanding and funded); provided however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.

(g) Each Lender’s obligation to make Equalization Transfers pursuant to Section 2.1.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or a Matured Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Lender, including without limitation, any other Lender’s failure to make any Equalization Transfer; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h) Payments of interest by Borrower and Equalization Transfers shall be made on the Closing Date: (i) to cause the payment in full of the Lenders under the Prior Credit Agreement who are not Lenders under this Agreement (including the payment of all interest to the date of closing), (ii) to cause the payment of interest to the date of closing to the Lenders under the Prior Credit Agreement who are Lenders under this Agreement; and (iii) to cause the Loans to be held by the Lenders under this Agreement according to their respective Pro Rata Percentage (adjusted in the reasonable discretion of the Agent for anticipated Loans or repayments). The Borrower acknowledges that, as a result of Equalization Transfers on the Closing Date pursuant to this Section 2.1.3(h), (i) that Loans or portions of Loans outstanding under the Prior Credit Agreement as a LIBOR Rate Loan may be converted to a Prime Rate Loan; and (ii) that the Borrower may have reimbursement obligations under Section 5.3.

2.1.4 General Terms regarding the Notes and the Loans.

(a) The outstanding principal balance of each Note shall be payable on or before the Maturity Date.

(b) The Agent shall make automatic advances of principal under Section 2.1.1 for any and all interest payments as the same become due and payable.

(c) Each borrowing of a Loan in the case of any LIBOR Rate Loan shall be in an aggregate amount of not less than $500,000 or an integral multiple thereof.

(d) The Agent shall promptly notify each Lender of any notice received by the Agent from the Borrower pursuant to Section 3.2. In the case of a proposed borrowing of a Loan comprised of LIBOR Rate Loans, the Agent shall also promptly notify each Lender of the applicable interest rate. Each Lender shall, before 11:00 a.m. (Denver time) on the date for the proposed Loan, make available for the account of the Agent at its address set forth in Section 13.18, in same day funds, its Pro Rata Percentage of such borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 8, on the date for the proposed Loan the Agent shall make the borrowing available to the Borrower in immediately available funds. Any Loan made by the Agent pursuant to a request reasonably believed by the Agent to be an authorized request by the Borrower for a Loan shall be deemed to be a Loan for all purposes with the same effect as if the Borrower had in fact requested the Agent to make such Loan.

(e) Unless the Agent shall have received notice from a Lender prior to the date of any borrowing of a Loan that such Lender will not make available to the Agent such Lender’s Pro Rata Percentage of such Loan, the Agent may assume that such Lender will make such portion available to the Agent in accordance with Section 2.1.3 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Percentage available to the Agent in accordance with Section 2.1.3, such Lender and the Borrower severally agree to repay to the Agent, within five (5) Business Days after demand therefor, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (i) in the case of the Borrower, at the interest rate applicable at the time the Loans comprising such borrowing were made, and (ii) in the case of such Lender, at the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such borrowing for purposes of this Agreement.

(f) The failure of any Lender to make the Loan or Equalization Transfer to be made by it as required by this Agreement shall not relieve any other Lender of its obligation, if any, to make its Loan or Equalization Transfer on the date the same is required to be made, but no Lender shall be responsible for the failure of any other Lender to make the Loan or Equalization Transfer to be made by such other Lender on the date required for the same.

(g) Loans may be made by the Agent on the Agent’s receipt of written notice from such natural Persons as have been designated in a written notice signed by the president, chief executive officer or chief financial officer of the Borrower. Such notice shall provide the Agent with a specimen signature for each such natural Person so designated. The natural Persons so designated are authorized to request Loans and direct the disposition of any such Loans until written notice of the revocation of such authority is received by the Agent at its address designated below. Any such Loans shall be conclusively presumed to have been made to or for the benefit of the Borrower when the Agent believes in good faith that such notice was made by authorized Persons, or when said Loans are deposited to the credit of the account of the Borrower regardless of the fact that Persons other than those authorized hereunder may have authority to draw against such account.

(h) The Agent shall maintain a loan account (“Loan Account”) on its books in which shall be recorded the date and amount of: (a) all Loans to the Borrower pursuant to this Agreement; (b) all payments made by the Borrower on all Loans; and (c) all other appropriate debits and credits as provided in this Agreement, including without limitation, all fees, charges, expenses and interest. All entries in the Borrower’s Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. The balance in the Borrower’s Loan Account, as set forth on the Agent’s most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Agent, the Lenders and the Issuer by the Borrower.

(i) [Intentionally Omitted]

(j) The purpose of the Line of Credit is to provide funds for the Newco Loan, other proper business needs of the Borrower related to the Transaction, including the fees and expenses related thereto, working capital, capital expenditures (including but not limited to up to $63,000,000 of capital expenditures related to the expansion of the Borrower’s Dodge City facilities) and other proper business needs in connection with the Borrower’s operations. The purpose of the additional Advances under the Term Loan (in an amount up to the difference between the amount outstanding under the Term Loan under the Prior Credit Agreement on the Closing Date and the aggregate principal amount of the Term Loan Commitments under this Agreement) is to fund the Newco Loan and other proper business needs of the Borrower related to the Transaction, including the fees and expenses related thereto.

2. 2. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Borrower may from time to time request that the Agent, or another Lender designated by the Agent, issue LCs for the Borrower’s account for any purpose acceptable to the Agent in its reasonable discretion (the Agent or such Lender, thereby becoming an Issuer); provided however, that the Agent shall not issue any such LC in an amount exceeding the lesser of: (a) $40,000,000 minus the then outstanding LC Obligations; (b) the Available Amount or (c) the then current Borrowing Base Limit. The proposed expiry date for any such LC shall not be on or after the earlier of one year from the date of issuance of such LC, or sixty (60) days after the Termination Date.

(b) In order to effect the issuance of each LC, the Borrower shall deliver to the Agent a letter of credit application (the “Application”) not later than 11:00 a.m. (Denver time), five (5) Business Days prior to the proposed date of issuance of the LC. The Application shall be duly executed by a responsible officer of the Borrower, shall be irrevocable and shall (i) specify the day on which such LC is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the LC as required pursuant to Section 2.2(a) and stating that all conditions precedent to such issuance have been satisfied.

(c) Upon receipt of the Application, and satisfaction of the applicable terms and conditions of this Agreement, and provided that no Default or Matured Default exists, or would, after giving effect to the issuance of the LC, exist, the Agent shall issue such LC no later than the close of business, in Denver, Colorado or Minneapolis, Minnesota, on the date so specified. The Agent shall provide the Borrower and each Lender with a copy of the LC which has been issued. Each LC shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the LC, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Agent, the “UCP”), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of Minnesota.

(d) Upon the issuance date of each LC, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent, a participation, to the extent of such Lender’s Pro Rata Percentage, in the LC, the obligations thereunder and in the reimbursement obligations of the Borrower due in respect of drawings made under the LC. If requested by the Agent, the other Lenders will execute any other documents reasonably requested by the Agent to evidence the purchase of such participation.

(e) Upon the presentment of a draft for honor under any LC by the beneficiary thereof which the Issuer has determined is in compliance with the conditions for payment thereunder, the Issuer shall promptly notify the Borrower and the Agent. The Agent shall reimburse the Issuer accordingly and each drawing under any LC shall constitute a request by the Borrower to the Agent for a borrowing pursuant to Section 2.1.1 of a Base Rate Loan in the amount of such drawing.

(f) The Borrower’s obligation to reimburse the Issuer for the amount of any draft drawn under any LC shall be absolute, unconditional and irrevocable and shall be paid immediately to the Agent for the account of the Lenders upon demand by the Agent, and otherwise strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation, the following circumstances:

(i) The existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any LC (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Financing Document, the transactions contemplated herein or therein or any unrelated transaction, unless otherwise provided by the terms of such LC;

(ii) Any statement or any other document presented under any LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) Payment by the Issuer under any LC against presentation of a draft or certificate which does not comply with the terms of such LC, provided however, that such payment shall not have constituted gross negligence or willful misconduct of the Issuer; and

(iv) Any other circumstance or event whatsoever, whether or not similar to the foregoing, provided however, that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the Issuer.

(g) The Borrower assumes all risks of the acts or omissions of the beneficiary and any transferee of each LC with respect to its use of such LC. Neither the Issuer, the Agent nor any Lender shall be liable or responsible for, and the Borrower indemnifies and holds the Issuer, the Agent and each Lender harmless for: (i) the use which may be made of any LC or for any acts or omissions of the beneficiary and any transferee thereof in connection therewith, or (ii) the validity or genuineness of documents, or of any endorsement(s) thereon, even if such documents should, in fact prove to be in any or all respects invalid, fraudulent or forged, or any other circumstances whatsoever in making or failing to make payment, against the Issuer, the Agent or any Lender, except damages determined to have been caused by gross negligence or willful misconduct of the Issuer in determining whether documents presented under an LC comply with the terms of such LC and there shall have been a wrongful payment as a result thereof; provided however, that it is the intention of the Borrower to indemnify the Issuer, the Agent and each

Lender for its own negligence, other than negligence constituting gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for investigation, regardless of any notice or information to the contrary.

(h) In the event that any provision of an Application is inconsistent, or in conflict with, any provision of this Agreement, including provisions for the rate of interest applicable to draws thereunder, delivery of collateral or rights of set-off or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(i) If any LC requested to be issued has an expiration date after the Maturity Date, then as a condition to the issuance thereof or after the issuance thereof, the Required Lenders may require that the Borrower deposit with the Agent, for the ratable benefit of the Lenders and the Issuer, cash collateral in an amount equal to the LC Obligations relating to such LC.

3. INTEREST.

3. 1. Interest.

The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a) So long as no Matured Default has occurred and is continuing, during such periods as such Loan is a Base Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing September 1, 2003, and on the Maturity Date. With respect to each Base Rate Loan, the rate of interest accruing shall change concurrently with each change in the Prime Rate as announced by U.S. Bank or with each change in the Federal Funds Rate, as the case may be.

(b) So long as no Matured Default has occurred and is continuing, during such periods as such Loan is a LIBOR Rate Loan, a rate per annum during each day of each Interest Period for such Loan equal to the lesser of (i) the sum of the LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable in arrears on the last day of the Interest Period in respect of such LIBOR Rate Loan, and, if the Interest Period with respect to such LIBOR Rate Loan exceeds three months, the day which is three months after the making of such LIBOR Rate Loan.

(c) [Intentionally Omitted]

(d) After the occurrence of a Matured Default and for so long as such Matured Default is continuing, the Agent may (upon the direction of the Required Lenders) notify the

Borrower that any and all amounts due hereunder, under the Notes or under any other Financing Document, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date of such notice by the Agent and for so long as such Matured Default continues, payable on demand, at a rate per annum (the “Default Rate”) equal to the lesser of (i)(A) with respect to a Base Rate Loan, the sum of two percent (2.0%) per annum plus the Base Rate in effect from time to time plus the Applicable Margin; or (B) with respect to a LIBOR Rate Loan, the sum of two percent (2.0%) per annum plus the LIBOR Rate then in effect for such LIBOR Rate Loan plus the Applicable Margin.

(e) All computations of interest pursuant to this Section 3.1 shall be made by the Agent with respect to LIBOR Rate Loans and Base Rate Loans, on the basis of a year of 360 days, unless the foregoing would result in a rate exceeding the Highest Lawful Rate, in which case such computations shall be based on a year of 365 or 366 days, as the case may be. Interest with respect to Base Rate Loans, whether based on a year of 360, 365 or 366 days, shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error. Any unpaid interest unpaid on the Maturity Date shall be due and payable on the Maturity Date.

3. 2. Voluntary Conversion of Loans.

The Borrower may on any Business Day, upon written (including facsimile) notice given by the Borrower to the Agent not later than 11:00 a.m. (Denver time) on the third Business Day prior to the date of any proposed interest conversion or rollover, (a) convert Loans of one Type into Loans of another Type, or (b) continue or rollover existing LIBOR Rate Loans; provided however, (i) with respect to any conversion into or rollover of a LIBOR Rate Loan, no Default or Matured Default shall have occurred and be continuing, (ii) with respect to any facsimile notice of interest conversion, the Borrower shall promptly confirm such notice by sending the original notice to the Agent and (iii) any continuation or rollover of LIBOR Rate Loans for the same or a different Interest Period or into Base Rate Loans, shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans. Each such notice of interest conversion shall specify therein the requested (x) date of such conversion, (y) the Loans to be converted and whether such Loans constitute LIBOR Rate Loans, and (z) if such interest conversion is into Loans constituting LIBOR Rate Loans, the duration of the Interest Period for each such Loan. The Agent shall promptly deliver a copy thereof to each Lender. Each such notice shall be irrevocable and binding on the Borrower. If the Borrower shall fail to give a notice of interest conversion with respect to any LIBOR Rate Loan as set forth above, such Loan shall automatically convert to a Base Rate Loan on the last day of the Interest Period with respect thereto. The provisions of this Section 3.2 shall also apply to initial Advances made as LIBOR Rate Loans.

4. PAYMENTS; PREPAYMENTS; ETC.

4. 1. Payment of Loans.

(a) Whenever any payment hereunder or under any Note shall be due on a day other than a Business Day, the date for payment of such amounts shall be extended to the next succeeding Business Day.

(b) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 a.m. (Denver time) on the day when due in lawful money of the United States and in immediately available funds to the Agent for the account of the Lenders. Subject to Section 2.1.3, the Agent will promptly distribute in lawful money of the United States and in immediately available funds to each Lender its ratable (based on the respective Pro Rata Percentages of the Lenders) share of each such payment received by the Agent for the account of the Lenders.

4. 2. Optional Prepayments on the Loans.

The Borrower may at any time prepay the outstanding principal amount of any Loan, in either case in whole or in part, in accordance with this Section 4.2. With respect to any prepayment other than prepayments made pursuant to the Agent’s routine collection of Accounts in accordance with the provisions of the Security Agreement, the Borrower shall give prior written notice of any such prepayment to the Agent, which notice shall state the proposed date of such prepayment (which shall be a Business Day), the Loans to be prepaid and the aggregate amount of the prepayment, and which notice shall be delivered to the Agent not later than 11:00 a.m. (Denver time): (a) with respect to any Loan which is a Base Rate Loan, on the date of the proposed prepayment, and (b) with respect to any Loan which is a LIBOR Rate Loan, three (3) Business Days prior to the date of the proposed prepayment. All prepayments of Base Rate Loans shall be without premium or penalty of any kind. All such prepayments of LIBOR Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium or penalty thereon, provided however, that funding losses incurred by any Lender as described in Section 5.3 shall be payable with respect to each such prepayment. All notices of prepayment shall be irrevocable and the payment amount specified in each such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of LIBOR Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under Section 5.3. The Borrower shall have no optional right to prepay the principal amount of any LIBOR Rate Loan other than as provided in this Section 4.2. Voluntary prepayments of the Term Notes shall be applied pro-rata to the remaining unpaid installments described in Section 4.3.

4. 3. Interim Payments on the Term Loans.

The principal amount outstanding under the Term Notes shall be payable in quarterly installments on the last Business Day of each fiscal quarter of the Borrower commencing on the last Business Day of the fiscal quarter ending in November 2003 as follows: (i) $1,562,500 on the last Business Day of the fiscal quarter ending in November 2003 and on the last Business Day of each fiscal quarter thereafter through the fiscal quarter ending in August 2004; (ii) $2,343,750 on the last Business Day of the fiscal quarter ending in November 2004 and on the last Business Day of each fiscal quarter thereafter through the fiscal quarter ending in August 2005; (iii) $3,125,000 on the last Business Day of the fiscal quarter ending in November 2005 and on the last Business Day of each fiscal quarter thereafter through the fiscal quarter ending in August 2006; (iv) $3,906,250 on the last Business Day of the fiscal quarter ending in November 2006 and on the last Business Day of each fiscal quarter thereafter through the fiscal quarter ending in August 2007; (v) $4,687,500 on the last Business Day of the fiscal quarter ending in November 2007 and on the last Business Day of each fiscal quarter thereafter through the fiscal quarter ending in May 2008; and (vi) $67,187,500 on August 6, 2008, and in any event with any and all remaining principal outstanding on the Maturity Date due and payable on the Maturity Date. Additional mandatory prepayments of the principal amount outstanding under the Term Notes shall be payable as follows: (i) On or before the 10th day after the receipt thereof, an amount equal to any Excess Disposition Proceeds; (ii) On or before the 10th day after the receipt thereof, an amount equal to any Excess Debt or Equity Proceeds; and (iii) until the Funded Debt to EBITDA Ratio has been reduced to not more than 2.00 to 1.00, on or before the 120th day after the end of the each fiscal year of the Borrower, an amount equal to fifty percent (50%) of any Excess Cash Flow during such fiscal year of the Borrower. These additional mandatory prepayments shall be applied to the most remote installments then unpaid.

4. 4. Termination of the Line of Credit Loan Commitments.

The Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit Loan Commitments, (i) in whole, or (ii) in part, in a minimum amount of $5,000,00 and an integral multiple of $5,000,000, but not to an amount less than $50,000,000. Provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Liabilities (including amounts due under the Term Loan) in full and the return or cash coverage of any LC then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit Loan Liabilities to the extent necessary to cause the Available Amount to be not less than zero. Any partial reduction of the Line of Credit Loan Commitments pursuant to this Section 4.4 shall result in a reduction pro-rata of the Line of Credit Loan Commitments of each of the Lenders.

4. 5. [Intentionally Omitted].

5. LIBOR RATE LOANS; INCREASED COSTS; TAXES, ETC.

5. 1. LIBOR Rate Loans.

Anything in this Agreement to the contrary notwithstanding:

(a) If any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make LIBOR Rate Loans or to fund or maintain LIBOR Rate Loans (whether or not such assertion carries the force of law), the obligation of such Lender to make, rollover or convert Loans into LIBOR Rate Loans shall be suspended until the Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Loans of such Lender shall automatically convert, on and as of the date of such notification, into Base Rate Loans; provided that each Lender represents and warrants to the Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to Section 13.23(a), it has no actual knowledge that it would be unlawful for such Lender to make LIBOR Rate Loans as contemplated.

(b) If the Required Lenders shall, not later than 11:00 a.m. (Denver time) one Business Day before the date of any requested borrowing consisting of LIBOR Rate Loans, notify the Agent that the LIBOR Rate for LIBOR Rate Loans comprising such borrowing will not adequately reflect the cost to such Required Lenders of making or funding their respective LIBOR Rate Loans for such borrowing, the right of the Borrower to select LIBOR Rate Loans for such borrowing or any subsequent borrowing respectively shall be suspended until the Required Lenders shall notify the Agent that the circumstances causing such suspension no longer exist, and the Loans comprising such requested borrowing shall be Base Rate Loans.

5. 2. Increased Costs.

If, due to either (a) introduction of or any change in or in the interpretation of any law or regulation or (b) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost or reduction in yield or rate of return to any Lender of agreeing to make or making or maintaining any LIBOR Rate Loan or maintaining its Commitment with respect thereto (other than any increase in income or franchise taxes imposed on it by the jurisdiction under the laws of which such Lender is organized or the jurisdiction in which such Lender’s relevant office is located), then the Borrower shall from time to time, three (3) Business Days after written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, reduction in yield or rate of return over a period not to exceed one hundred eighty (180) days, which amounts shall be due and payable at the end of such period, subject, however, to the provisions of Section 12.10. Any request for payment under this Section 5.2 will be submitted to the Borrower and the Agent by such Lender within sixty (60) days of such occurrence described in this Section 5.2, identifying with reasonable specificity the basis for and the amount of such increased cost, and shall be conclusive and binding for all purposes, absent manifest error.

5. 3. Funding Losses.

The Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan and/or loss of net yield) as a result of (a) any payment, conversion, rollover, or prepayment of all or a portion of any LIBOR Rate Loan on a day other than the last day of an Interest Period for such LIBOR Rate Loan, (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of such Lender’s LIBOR Rate Loan made after the delivery of a notice of borrowing (whether oral or written) but before the proposed date for such LIBOR Rate Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective, (c) after receipt by the Agent of a notice of borrowing, the failure of any LIBOR Rate Loan to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of the Borrower or (d) any rescission of a notice of borrowing or a notice of interest conversion. Any Lender demanding payment under this Section 5.3 shall deliver to the Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a LIBOR Rate Loan shall include without limitation, an amount equal to the sum of (i) the amount of the net yield that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus (ii) any expense incurred by such Lender. Notwithstanding any provision herein to the contrary, each Lender shall be entitled to fund and maintain its funding of all of any part of the LIBOR Rate Loans in any manner it elects; it being understood, however, that all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Loan during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not the Lender shall have granted any participations in such Loans).

5. 4. Capital Adequacy Requirements.

(a) If any Lender shall have determined that the adoption after the date of this Agreement of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the date of this Agreement, or any change in the interpretation or administration thereof after the date of this Agreement by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and that the amount of such capital requirement is increased, or has or would have the effect of reducing the rate of return on such Lender’s or such corporation’s capital to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance, in each case as a consequence of its obligations hereunder (taking into consideration such Lender’s policies with respect to capital adequacy), then the Borrower shall pay to such Lender such additional amount or amounts as are reasonably determined by such Lender to be sufficient to compensate such Lender or such corporation in the light of such circumstances, for a period not to exceed one hundred eighty (180) days, which amounts shall be due and payable at the end of such period, subject however, to the provisions of Section 12.10.

(b) A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in Section 5.4(a) above shall be delivered within sixty (60) days of such occurrence described in Section 5.4(a) above to the Borrower and shall be conclusive and binding, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after such Lender delivers such certificate. In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

5. 5. Taxes.

(a) Except as otherwise provided in Section 5.5(d), any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any taxing authority and all (other than to the extent due to the gross negligence or willful misconduct of any Lender) interest, penalties, expenses or similar liabilities with respect thereto (“Taxes”), excluding, however, from the definition of Taxes, in the case of each Lender and the Agent, (i) taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and (ii) taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it, by the applicable jurisdiction or any political subdivision thereof. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (other than payments for which taxes are withheld pursuant to the last sentence of Section 5.5(d)), (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, less any credits due to the Borrower.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter included within the definition of “Taxes”).

(c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 5.5) paid by such Lender or the Agent (as the case may be) and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days from the date such Lender or the Agent (as the case may be) makes written demand therefor; provided however, to the extent that any Lender is reimbursed for any Taxes that were incorrectly or illegally asserted with respect to the Borrower, such Lender shall promptly return to the Borrower the amount of such reimbursement net of any costs of recovery incurred by such Lender and/or the Agent, together with any interest that may have been paid by the taxing jurisdiction with respect thereto, to the extent the Borrower has actually paid such Lender with respect thereto.

(d) Prior to the date of any Lender becoming a Lender hereunder, and from time to time thereafter if requested by the Borrower or the Agent, each Lender organized outside the United States shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States (including, without limitation, Form 1001, Form 4224, or Form W-8) certifying such Lender’s exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments for the account and benefit of the Borrower at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States; provided however, that all such withholding for such Lender shall cease upon delivery by such Lender of the applicable forms to the Borrower and Agent.

(e) Promptly after the date on which payment of any Taxes are due pursuant to applicable law, the Borrower will, at the request of the Agent or any Lender, furnish to the Agent or such Lender evidence in form and substance satisfactory to the Agent or such Lender, that the Borrower has met its obligations under this Section 5.5.

(f) Without prejudice to the survival of any other agreement of the Borrower, the agreement and obligations of the Borrower contained in this Section 5.5 shall survive the payment in full of the Liabilities.

6. FEES.

6. 1. Non-Use Fee.

The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly non-use fee (the “Non-Use Fee”) from the Closing Date to the Maturity Date, at the applicable rate per annum set forth in the definition of Applicable Margin on the daily average unused amount of the Line of Credit Loan Commitments. The quarterly non-use fee shall be due and payable in arrears on the first day of each January, April, July and October hereafter through the Maturity Date. A pro-rated non-use fee shall be due and payable on the first day of the quarter following the Closing Date and on the Maturity Date. Each quarterly non-use fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Agent-initiated Loans. A pro-rated non-use fee shall be due and payable to the Lenders under the Prior Credit Agreement on the Closing Date.

6. 2. Agent’s Fee.

The Borrower agrees to pay to the Agent, in respect of its arrangement and syndication of the Commitments and its administrative duties hereunder, the fees set forth in the Agent’s Letter at the times and in the amounts set forth in the Agent’s Letter. Each fee payable in accordance with the Agent’s Letter shall be fully earned on the date it becomes payable and, at the option of the Agent, shall be paid by Agent-initiated Loans. No Person other than the Agent shall have any interest in such Agent’s fees except with regard to the “Commitment Fees” described in the Agent’s Letter, which shall be payable to the Agent for the accounts of the respective Lenders in accordance with the terms of the Agent’s Letter.

6. 3. LC Fees.

The Borrower agrees to pay to the Agent, for distribution to the Lenders (based on their respective Pro Rata Percentages), a quarterly fee in respect of each LC issued hereunder (the “LC Fee”), computed at the applicable rate per annum set forth in the definition of Applicable Margin on the daily average amount available to be drawn under such LC for as long as it is outstanding. The quarterly letter of credit fee shall be due and payable in arrears on the first day of each January, April, July and October hereafter through the Maturity Date. A pro-rated letter of credit fee shall be due and payable on the first day of the quarter following the Closing Date and on the Maturity Date. Each quarterly letter of credit fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Agent-initiated Loans. The Borrower shall also pay to the Agent the normal and customary processing fees charged by the Agent in connection with the issuance of or drawings under each such LC. A pro-rated letter of credit fee shall be due and payable to the Lenders under the Prior Credit Agreement on the Closing Date.

6. 4. Calculation of Fees.

The fees payable under Sections 6.1 and 6.3 shall be calculated by the Agent on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by the Agent of fees payable under Sections 6.1 and 6.3 shall be conclusive and binding for all purposes, absent manifest error.

6. 5. Fees Not Interest; Nonpayment.

The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds. All fees shall be non-refundable.

7. REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement and to induce the Issuer to issue LCs under this Agreement, the Borrower represents and warrants to the Agent, the Issuer and the Lenders that the following statements are and on each date hereafter that the Borrower is required to execute and deliver a compliance certificate to the Agent, will be, true and correct:

7.1 Litigation and Proceedings.

Except as set forth on Part 1 of Exhibit 7A or as disclosed in writing to the Agent from time to time hereafter, no judgments are outstanding against the Borrower, nor is there now pending or threatened any litigation, contested claim, or governmental proceeding by or against the Borrower, except for judgments and pending or threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to the Borrower’s financial condition, results of operations or business.

7.2 Other Agreements.

Except as set forth on Part 2 of Exhibit 7A or as disclosed in writing to the Agent from time to time hereafter, the Borrower is not in default under any material contract, lease or commitment to which the Borrower is a party or by which the Borrower is bound. The Borrower knows of no dispute, except as set forth on Part 2 of Exhibit 7A relating to any contract, lease, or commitment which is material to the continued financial success and well-being of the Borrower.

7.3 Licenses, Patents, Etc.

All of the Borrower’s licenses, patents, copyrights, trademarks and trade names and all of the Borrower’s applications for any of the foregoing are set forth on Part 3 of Exhibit 7A. There is no action, proceeding, claim or complaint pending or threatened to be brought against the Borrower by any Person which might jeopardize any of the Borrower’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications and which, if successful, would have a material adverse effect on the Borrower’s financial condition, results of operations or business.

7.4 Title to Assets.

Except for the security interests granted in the Security Documents, as permitted under Section 10.1 or as set forth on Part 4 of Exhibit 7A, the Borrower owns all of its assets free and clear of all security interests, liens, claims, and encumbrances. No Goods held by the Borrower on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by the Borrower in respect of the sale of such Goods (except markups or commissions which have been fully earned by the Borrower) have been represented to be Accounts. The Borrower represents that all amounts in the form of ordinary trade payables which are owing to suppliers of any of the Inventory have been paid when due and that none of such suppliers has asserted any interest in the Inventory. The Borrower will furnish, at the Agent’s request, the names and addresses of all Persons who supply Inventory to the Borrower or who deliver Goods to the Borrower on consignment or under sale or return contracts.

7.5 Tax Liabilities.

The Borrower has filed all federal and all other material tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on the Borrower’s balance sheet are materially adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Borrower accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of the Borrower, except as described on Part 5 of Exhibit 7A or as disclosed in writing to the Agent from time to time hereafter.

7.6 Indebtedness and Producer Payables.

Except (a) for the Loans from the Lenders and the LCs to be issued by the Issuer, both as contemplated by this Agreement; (b) as disclosed on Part 6 of Exhibit 7A; and (c) as disclosed on the financial statements identified in Section 7.16 of this Agreement, the Borrower has no other indebtedness, known contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person which in the aggregate, are material to the Borrower’s financial position. The Borrower’s Producer Payables, other than those being contested in good faith by the Borrower, are not past due.

7.7 Other Fictitious Names.

During the preceding five (5) years, the Borrower has not been known by or used any fictitious name, except as disclosed on Part 7 of Exhibit 7A.

7.8 Affiliates.

The Borrower has no Affiliates, other than those Persons disclosed on Part 8 of Exhibit 7A or those disclosed in writing to the Agent from time to time hereafter, and the legal relationships of the Borrower to each such Affiliate are accurately and completely described thereon.

7.9 Environmental Matters.

(a) Except as disclosed on Part 9 of Exhibit 7A or as disclosed in writing to the Agent from time to time hereafter, the Borrower has not received any notice to the effect, or has any knowledge, that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower; (b) there have been no releases of hazardous materials at, on or under the Borrower’s premises that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower; (c) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under the Borrower’s premises that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower; (d) the Borrower has not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or on any similar federal, state or local list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the

Borrower for any remedial work, damage to natural resources or personal injury, including claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time; and (e) except as disclosed on Part 9 of Exhibit 7A, to the best of the Borrower’s knowledge, no conditions exist at, on or under the Borrower’s premises which, with the passage of time, or the giving of notice or both, would give rise to any material liability under any Environmental Laws.

7.10 Bank Accounts.

Part 10 of Exhibit 7A sets forth, as of the Closing Date, the account numbers and location of all bank accounts (including blocked accounts) of the Borrower.

7.11 Other Agreements or Restrictions.

Except as disclosed on Part 11 of Exhibit 7A, the Borrower is not a party to any contract or agreement or subject to any restriction which restricts the conduct of its business which could have a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower. The Borrower is not in default under or in violation of any Governmental Requirement related to the Loans or any other Governmental Requirement which default could have a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower. Neither the execution and delivery of the Financing Documents nor the consummation of the transactions contemplated thereby, nor fulfillment of and compliance with the respective terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any material violation of, or result in the creation or imposition of any lien or security interest on any of the Collateral pursuant to: (a) any agreement, instrument or document pertaining to the governance of the Borrower; (b) any Governmental Requirement applicable to the Borrower; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any material agreement or instrument to which the Borrower is a party or by which it or its property is bound or to which it or its property is subject in any material respect.

7.12 [Intentionally Omitted].

7.13 Existence.

Prior to the Conversion, the Borrower is a limited partnership duly organized and in existence under the laws of the State of Delaware. After the Conversion, the Borrower will be a limited liability company duly organized and in existence under the laws of the State of Delaware. The Borrower is duly licensed to do business in all states where the nature and extent of the business transacted by the Borrower or the ownership of the Borrower’s assets makes such licensing necessary, except for those jurisdictions in which the failure to be so licensed would not, in the aggregate, have a material adverse effect on the Borrower’s financial condition, results of operations or business.

7.14 Authority.

The execution and delivery by the Borrower of this Agreement and all of the other Financing Documents and the performance of the Borrower’s obligations hereunder and thereunder (a) are within the Borrower’s powers; (b) are duly authorized by the Borrower’s general partners, managers and boards of directors, as the case may be, and, if necessary, the Borrower’s limited partners, members and shareholders, as the case may be; (c) are not in contravention of any material law or laws, or the terms of the Borrower’s partnership agreement, operating agreement, articles of incorporation or bylaws, as the case may be, or of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of the Borrower’s property is bound; (d) do not require any governmental consent, registration or approval; (e) do not contravene any contractual or governmental restriction binding upon the Borrower; and (f) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of the Borrower’s property may be bound or affected.

7.15 Binding Effect.

This Agreement and all of the other Financing Documents set forth the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms.

7.16 Correctness of Financial Statements.

The financial statements delivered by the Borrower to the Agent and the Lenders present fairly the financial condition of the Borrower, and have been prepared in accordance with GAAP consistently applied. As of the date of such financial statements, there has been no materially adverse change in the condition or operation of the Borrower, nor has the Borrower mortgaged, pledged or granted a security interest in or encumbered any of the Borrower’s assets or properties since such date other than as set forth on Part 4 of Exhibit 7A. As of each date hereafter that the Borrower is required to execute and deliver a compliance certificate to the Agent, there has been no materially adverse change in the condition or operation of the Borrower, nor (unless otherwise permitted in this Agreement) has the Borrower mortgaged, pledged or granted a security interest in or encumbered any of the Borrower’s assets or properties since the date of the most recent financial statement delivered by the Borrower to the Agent and the Lenders.

7.17 Employee Controversies.

There are no controversies pending or threatened between the Borrower or any of the Borrower’s employees, other than employee grievances arising in the ordinary course of the Borrower’s business which are not, in the aggregate, material to the continued financial success and well-being of the Borrower and employee grievances which are disclosed in writing to the Agent from time to time hereafter.

7.18 Compliance with Laws and Regulations.

The Borrower is in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local Governmental Authorities relating to the business operations and the assets of the Borrower, except for laws, orders, regulations and ordinances, the violation of which would not have a material adverse effect on the value of the Collateral or the Agent’s interest in any of the Collateral and, in the aggregate, would not have a material adverse effect on the Borrower’s financial condition, results of operations or business.

7.19 Solvency.

The Borrower is solvent, able to pay the Borrower’s debts generally as such debts mature, and has capital sufficient to carry on the Borrower’s business and all businesses in which the Borrower is about to engage. The saleable value of the Borrower’s total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of the Borrower’s total obligations to all Persons. The Borrower will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Documents or by the transactions contemplated hereunder or thereunder.

7.20 Pension Reform Act.

Except as set forth in Part 20 of Exhibit 7A, no events, including without limitation, any “Reportable Event” or “Prohibited Transactions,” as those terms are defined in ERISA have occurred in connection with any Pension Plan of the Borrower which might constitute grounds for the termination of any such Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Pension Plan. All of the Borrower’s Pension Plans meet, as of the date of the execution hereof, the minimum funding standards of Section 302 of ERISA.

7.21 Margin Security.

The Borrower does not own any margin security and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.22 Investment Company Act Not Applicable.

The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.23 Public Utility Holding Company Act Not Applicable.

The Borrower is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, or an affiliate of a “subsidiary company” of a “holding company”, or a “public utility”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

7.24 No Consent.

The execution, delivery and performance by the Borrower of, and the effectuation of the transactions contemplated under, this Agreement, the Notes and the other Financing Documents, and the borrowings hereunder by the Borrower as contemplated herein, do not require the consent or approval of any other Person, except such consents or approvals as have been obtained or will be obtained by the Closing Date. The Borrower has not otherwise failed to obtain any material governmental consent, approval, license, permit, franchise or other governmental authorization necessary to the ownership of any of its properties or the conduct of its business.

7.25 Full Disclosure.

All factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Financing Documents does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement, and thereafter as supplemented by information provided to the Agent or the Lenders in writing pursuant to this Agreement. The financial projections and other financial information furnished to the Agent and the Lenders by the Borrower, and to be delivered under Section 9.1 of this Agreement were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such information.

7.26 Intellectual Property.

Except as set forth in Part 26 of Exhibit 7A, the Borrower owns or possesses (or will be licensed or otherwise have the full right to use) all intellectual property which is necessary for the operation of its business, without any known conflict with the rights of others. No product of the Borrower infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of the Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower. There is no violation by the Borrower of any right of the Borrower with respect to any material patent, trademark, trade name, service mark, copyright or license owned or used by the Borrower.

7.27 Compliance with Federal Food Security Act.

The Borrower has adequate procedures in place to insure that Collateral purchased by the Borrower is free of security interests in favor of Persons other than the Agent in accordance with the Federal Food Security Act. The Borrower will furnish, at the Agent’s request, the names and addresses of all Persons who supply Inventory to the Borrower or who deliver Goods to the Borrower on consignment or under sale or return contracts.

7.28 Survival of Warranties.

All representations and warranties contained in this Agreement or any of the other Financing Documents shall survive the execution and delivery of this Agreement and shall be true on the date of this Agreement and on each date hereafter that the Borrower is required to execute and deliver a compliance certificate to the Agent, until the Liabilities shall be paid in full and the Commitments have been fully terminated in accordance with the provisions of this Agreement.

8. CONDITIONS.

8. 1. Conditions to the Initial Borrowing.

The obligation of each Lender to make its Loan and the obligation of the Agent to issue an LC comprising a part of the initial borrowing hereunder is subject to the following conditions:

(a) Documents. The Agent shall have received, appropriately dated and in form and substance reasonably satisfactory to the Agent (together with original counterparts or copies, as the case may be, for each Lender), the documents listed on the List of Closing Documents which is attached as Exhibit 8A.

(b) Actions and Events.

(i) Payment of Expenses.

There shall have been paid all fees due on the Closing Date as specified herein and all fees and expenses of or incurred by the Agent and its counsel to the extent billed as of the Closing Date and payable pursuant to this Agreement;

(ii) Regulatory Approvals.

The Agent shall have received evidence satisfactory to the Agent that all filings, consents or approvals, if any, with or of Governmental Authorities necessary to consummate the transactions contemplated by the Financing Documents have been obtained;

(iii) No Prohibitions.

No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit, and no litigation shall be pending or threatened which would enjoin, prohibit, restrain or otherwise adversely affect the consummation of the transactions contemplated under the Financing Documents, or which would otherwise have a material adverse effect on the Borrower’s financial condition, results of operations or business;

(iv) Material Adverse Change.

No material adverse change shall have occurred with respect to the financial condition, business, operations or prospects of the Borrower since the dates of the most recent financial statement delivered to the Agent and the Lenders;

(v) Ratings.

The Debt Securities to be issued shall have been assigned a minimum rating of B3/B-, from Moody’s and Standard & Poor’s, respectively.

(vi) Wiring Instructions.

The Agent shall have received wiring instructions with respect to the proceeds of the Loans to be made on the Closing Date;

(vii) Closing of the Transaction.

The Lenders shall have received and be reasonably satisfied with the Borrower’s financial statements for the month of June 2003 and for the twelve-month period ended June 30, 2003. The documentation and the terms of the Transaction and the Conversion shall be reasonably satisfactory to the Lenders. The conditions of closing the Transaction (other than the closing of this Agreement and the funding of the Loans as provided for by this Agreement) shall be satisfied or waived by the parties to the Transaction. After giving effect to the Transaction and the Conversion, the Lenders shall be reasonably satisfied that, using pro forma EBITDA (based upon financial statements meeting the requirements of Regulation S-X) for each of the twelve months ended May 31, 2003 and the latest twelve month period ended more than 30 days prior to the Closing Date, the Funded Debt to EBITDA Ratio shall not exceed 3.50 to 1.00 and the Senior Secured Funded Debt to EBITDA Ratio shall not exceed 2.00 to 1.00.

(viii) Other Documents.

The Borrower shall have taken such actions, and the Agent shall have received such other documents, as the Agent may reasonably request;

(ix) Approval of the Agent’s Counsel.

Legal matters, if any, relating to the Loans to be made on the Closing Date shall have been reviewed by and shall be satisfactory in all material respects to counsel for the Agent; and

(x) Compliance.

All representations and warranties contained in this Agreement shall be true on and as of the Closing Date as if such representations and warranties had been made on and as of the Closing Date, and no Default or Matured Default shall have occurred and be continuing or shall exist, as evidence by a current compliance certificate in the format required to be delivered to the Agent from time to time in accordance with Section 9.1.

8.2. Conditions Precedent to All Borrowings, Conversions, Rollovers and Issuances of Letters of Credit.

The obligation of each Lender to make (or convert or rollover) a Loan and the obligation of the Agent to issue an LC on the occasion of each borrowing (including the initial borrowing), conversion, rollover or issuance of an LC shall be subject to the further condition precedent that the following statements shall be true (and the acceptance by the Borrower of the proceeds of each borrowing, the delivery of the notice of interest conversion under Section 3.2 in the case of a conversion or rollover, or the delivery of the Application in the case of the issuance of an LC, shall be deemed to constitute a representation and warranty by the Borrower that on the date of such borrowing, conversion, rollover or issuance of LC such statements are true) and on the date of each borrowing the Agent shall have received a certificate (dated the date of such borrowing) from a responsible officer of the Borrower certifying that all conditions under Section 8.1 have been satisfied and that such statements are true:

(a) The Borrower is duly authorized and empowered to make such request for borrowing, conversion, rollover or issuance of LC and such borrowing, conversion, rollover or issuance of LC will not violate any Governmental Requirement;

(b) No material adverse change has occurred with respect to the financial condition, business, operations or prospects of the Borrower since the date of the last audited financial statements delivered to the Agent and the Lenders;

(c) [Intentionally Omitted]

(d) No event has occurred and is continuing, or would result from such borrowing, conversion, rollover or issuance of LC, which constitutes a Default or a Matured Default;

(e) The Borrower has delivered to the Agent its notice of borrowing or notice of interest conversion;

(f) The Borrower has complied with any post-closing requirements of the Agent by the deadline for such requirements; and

(g) With respect to the issuance of any LC, the Borrower has delivered to the Agent an Application for such LC as described in Section 2.2(b).

8.3. [Intentionally Omitted].

9. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that from the date of execution hereof until the Liabilities are paid in full, and the Commitments, all LCs and all other obligations of the Agent, the Issuer and the Lenders hereunder are finally terminated, the Borrower will:

9. 1. Financial Statements.

Except as otherwise expressly provided for in this Agreement, the Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently applied in all material respects, and the Borrower shall cause to be furnished to the Agent and the Lenders, from time to time and in a form acceptable to the Agent, such information as the Agent may reasonably request, including without limitation, the following: (a) as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year, a Borrowing Base Certificate of the chief financial or other authorized officer of the Borrower; (b) as soon as practicable and in any event within thirty (30) days after the end of each quarterly accounting period in each Fiscal Year (i) consolidated statements of income and retained earnings of the Borrower for such quarterly period and for the period from the beginning of the then current Fiscal Year to the end of such quarterly period, and a consolidated balance sheet of the Borrower as of the end of such quarterly period, setting forth in each case in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified as accurate by the chief financial or other authorized officer of the Borrower, subject to changes resulting from normal year-end adjustments, (ii) copies of statements of cash flow, and (iii) a compliance certificate of the chief financial or other authorized officer of the Borrower in the form attached as Exhibit 9A; (c) as soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) audited consolidated statements of income, retained earnings and changes in the financial condition of the Borrower for each year, and a consolidated balance sheet of the Borrower for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Agent and certified to the Borrower by KPMG LLP or such other independent public accountants as are selected by the Borrower and satisfactory to the Agent, whose opinion shall be in scope and substance satisfactory to the Agent, (ii) a true and complete copy of the management letter from KPMG LLP or such other independent public accountants as are selected by the Borrower and satisfactory to the Agent, in connection with such audited financial statements; and (iii) a compliance certificate; and (d) as soon as practicable and in any event within thirty (30) days after the end of each Fiscal Year, a month by month operating and capital budget for the then current Fiscal Year and annual operating and capital budgets for, initially, the five following Fiscal Years, and thereafter, the three following Fiscal Years.

9. 2. Conduct of Business.

Except as contemplated by this Agreement, the Borrower shall: (a) maintain the Borrower’s existence and maintain in full force and effect all material licenses, bonds, franchises, leases, patents, contracts and other rights necessary or appropriate to the profitable conduct of the Borrower’s business; (b) continue in, and limit the Borrower’s operations to, the same general line of business as that presently conducted by the Borrower; (c) comply with all applicable laws and regulations of any Governmental Authority, except for such laws and regulations the violation of which would not, in the aggregate, have a material adverse effect on the Borrower’s financial condition, results of operations or business; and (d) keep and conduct the Borrower’s business separate and apart from the business of the Borrower’s Affiliates, provided however, that the Borrower may enter into transactions with its Affiliates as long as such transactions are entered into in the ordinary course of the business of the Borrower, and as long as such transactions are not less favorable to the Borrower than similar transactions with non-Affiliates would be.

9. 3. Maintenance of Properties.

The Borrower shall keep the Borrower’s real estate, leaseholds, equipment and other fixed assets in good condition, repair and working order, normal wear and tear excepted.

9. 4. Liability Insurance.

The Borrower shall maintain, at the Borrower’s expense, such public liability and property damage insurance as is ordinarily maintained by other companies in similar businesses, provided that in no event shall such public liability insurance provide for coverage less than $10,000,000 per occurrence for personal injury and $10,000,000 per occurrence for property damage. The Borrower’s public liability insurance may provide for a deductible of not more than $500,000 per occurrence. All such policies of insurance shall be in form and with insurers reasonably acceptable to the Agent and proper certificates evidencing the same, shall be provided to the Agent within ten (10) days of receipt thereof.

9. 5. Property Insurance.

At the Borrower’s own cost and expense, the Borrower shall keep all Collateral fully insured, with carriers, and in amounts acceptable to the Agent, against the hazards of fire, theft, collision, spoilage, hail, those covered by extended or all risk coverage insurance and such others as may reasonably be required by the Agent. The Borrower shall cause to be delivered to the Agent the proper certificates evidencing the same. Such policies shall provide, in manner satisfactory to the Agent, that any amounts in excess of $500,000 payable under such policies shall be payable first to the Agent (for the ratable benefit of the Lenders), as the Agent’s interest may appear. Each such policy shall include a provision for thirty (30) days’ prior written notice to the Agent of any cancellation or expiration thereof and show the Agent as lender’s loss payee as provided in a form of loss payable endorsement in form and substance satisfactory to the Agent. In the event of any loss covered by any such policy, the carrier named in such policy is and shall be directed by the Borrower to make payment for such loss to the Agent (for the ratable benefit of the Lenders) and not to the Borrower, or to the Borrower and the Agent (for the ratable benefit of the Lenders) jointly. The Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as the Borrower’s true and lawful attorney and agent-in-fact for the purpose of making, settling or adjusting claims under such policies of insurance after the occurrence of a Matured Default. If payment as a result of any insurance losses under such policies of insurance shall be paid by check, draft or other instrument payable to the Borrower, or to the Borrower and the Agent jointly, the Agent (for the ratable benefit of the Lenders) may endorse the name of the Borrower on such check, draft or other instrument, and may do such other things as the Agent may deem advisable to reduce the same to cash. All loss recoveries received by the Agent on account of any such insurance on the Collateral up to $2,500,000 may be reinvested by the Borrower in the Collateral. All loss recoveries received by the Agent on account of any such insurance on the Collateral in excess of $2,500,000 may be applied and credited by the Agent to the Liabilities, to the extent that there are at the time Liabilities outstanding, or reinvested by the Borrower in the Collateral in the discretion of the Agent. The Borrower assigns all such insurance coverage proceeds to the Agent (for the ratable benefit of the Lenders) as additional collateral security for the Liabilities. Any surplus of insurance proceeds from such insurance policies in excess of the Liabilities shall be paid by the Agent to the Borrower. If the Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, or fails to perform any of the Borrower’s other obligations hereunder, then the Agent may, at the Agent’s option, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of the Borrower, or make whatever other payments the Agent may deem appropriate to protect the Agent’s and the Lenders’ security for the Liabilities. Any such payments shall be additional Liabilities of the Borrower to the Lenders, payable on demand and secured by the Collateral. Upon the written request of the Agent, copies of the policies of insurance referred to in this Section 9.5 and in Section 9.4, together with all amendments and schedules thereto, shall be provided to the Agent by the Borrower. It is acknowledged that the Borrower has obtained property insurance as summarized in the schedule attached hereto as Exhibit 9B. In consideration of, among other things, the Borrower’s agreement to maintain a collateral reserve as reflected in the definition of “Borrowing Base” as set forth above and the Borrower’s statement to the Agent that the

Borrower will continue to evaluate options as they become available and will continue to seek cost effective risk management opportunities, the Lenders hereby acknowledge that said insurance is acceptable.

9. 6. Financial Covenants and Ratios.

The Borrower shall have as of the end of each quarterly accounting period and as of the date the Borrower is required to deliver any compliance certificate to the Agent:

(a) A maximum Funded Debt to EBITDA Ratio, as follows:

Funded Debt to EBITDA	Quarter Ended
4.25 to 1.00	Closing Date through May 31, 2005
3.50 to 1.00	August 31, 2005 through May 31, 2006
3.25 to 1.00	August 31, 2006 through May 31, 2007
3.00 to 1.00	August 31, 2007 through May 31, 2008
2.75 to 1.00	Thereafter

(b) A maximum Senior Secured Funded Debt to EBITDA Ratio, as follows:

Senior Secured Funded Debt to EBITDA	Quarter Ended
2.50 to 1.00	Closing Date through May 31, 2004
2.40 to 1.00	August 31, 2004 through May 31, 2005
2.00 to 1.00	August 31, 2005 through May 31, 2006
1.75 to 1.00	August 31, 2006 through May 31, 2008
1.50 to 1.00	Thereafter

(c) A minimum four-quarter rolling EBITDA as follows:

EBITDA	Quarter Ended
$90 million	Closing Date through May 31, 2004
$92 million	August 31, 2004 through May 31, 2005
$105 million	August 31, 2005 through May 31, 2006
$110 million	August 31, 2006 and thereafter

(d) A four-quarter rolling Fixed Charge Coverage Ratio of not less than 1.15 to 1.00.

9. 7. Pension Plans.

The Borrower shall: (a) keep in full force and effect any and all Pension Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Pension Plans can be terminated without material liability to the Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of the Borrower’s Pension Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA; (c) comply with all requirements of ERISA which relate to such Pension Plans; and (d) notify the Agent immediately upon receipt by the Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Pension Plans. Notwithstanding the requirements of this Section 9.7, the Borrower’s failure to comply with any of said requirements shall not constitute a Default or a Matured Default under this Agreement, unless such failure could result in the imposition on the Borrower of a liability in excess of $1,000,000.

9. 8. Notice of Suit, Adverse Change or Matured Default.

The Borrower shall, as soon as possible, and in any event within ten (10) Business Days after the Borrower learns of the following, give written notice to the Agent of (a) any proceeding being instituted or threatened to be instituted by or against the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $2,000,000; (b) any material adverse change in the business, assets or condition, financial or otherwise, of the Borrower; and (c) the occurrence of any Default or Matured Default. Within three (3) Business Days after the Agent’s receipt of such written notice, the Agent shall forward such notice to the Lenders.

9. 9. [Intentionally Omitted].

9. 10. Books and Records; Separate Existence.

The Borrower shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all their respective dealings and business affairs. If any changes in accounting principles from those used in the preparation of the financial statements referenced in Section 7.16 are hereafter required or permitted by GAAP and are adopted by the Borrower with the concurrence of its independent certified public accounts and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 9.6 or any other provision of this Agreement, the Borrower and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating the Borrower’s financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made. The Borrower shall do all things necessary to maintain its separate existence.

9.11. Laws and Obligations.

The Borrower shall comply with all Governmental Requirements in all material respects; and pay all taxes, assessments, governmental charges, claims for labor, supplies and rent, including without limitation, taxes, assessments, governmental charges, claims for labor, supplies and rent imposed upon or against or with respect to the ownership, use, occupancy or enjoyment of any real property owned by the Borrower, or any utility service thereon; provided however, that the Borrower shall not be required to pay any ad valorem or other real property taxes or any other taxes, assessments, governmental charges or claims or charges of amounts claimed to be due in any event, if, in any such case, the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower and, if required under GAAP, the Borrower shall have set up adequate reserves therefor; provided further, that, with respect to such other taxes, assessments, governmental charges or claims, no lien is claimed by the United States or any state or other political subdivision thereof which could have priority over the liens and security interests granted to the Agent pursuant to the Security Documents.

9.12. Environmental Laws.

The Borrower shall at all times:

(a) use and operate all of its businesses and properties in compliance in all material respects with all environmental laws; keep all necessary permits relating to environmental and safety and health matters in effect and remain in compliance in all material respects therewith; handle all hazardous materials in compliance in all material respects with all applicable environmental laws; and dispose of all hazardous materials generated by the Borrower or at any property owned or leased by the Borrower at facilities or with carriers that maintain valid permits for such disposal or transportation under applicable environmental laws;

(b) promptly notify the Agent (and provide copies upon receipt) of all material claims, complaints, notices or inquiries relating to the environmental condition of the facilities and properties of the Borrower or its compliance with environmental laws; and

(c) provide such other information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 9.12.

9.13. Trade Accounts Payable and Producer Payables.

The Borrower shall pay, within two (2) Business Days after the Borrower’s purchase of the related Inventory, all cattle Producer Payables other than (a) those not yet due for livestock priced on a grade and yield matrix, and (b) those which are not yet due and have deferred payment terms. The Borrower shall pay, within five (5) Business Days after the Borrower’s purchase of the related Inventory, all grain Producer Payables. The Borrower may pay Producer Payables by wire transfer on the date of presentment of checks representing payment of Producer

Payables. The Borrower shall pay all cattle Producer Payables for livestock priced on a grade and yield matrix and those which have deferred payment terms, in accordance with the terms governing the same. The Borrower shall pay all trade accounts payable other than Producer Payables on a basis not more than forty-five (45) days past due, except (a) accounts payable contested in good faith or (b) accounts payable in an aggregate amount not to exceed at any time outstanding $250,000 and with respect to which no proceeding to enforce collection has been commenced or, to the knowledge of the Borrower, threatened. Packers and Stockyard Act claims shall remain: (i) unsecured at all times; (ii) secured by LC’s; (iii) secured by performance bonds satisfactory to Agent; or (iv) secured by a trust account or other form of security permitted by the Packers and Stockyards Act.

9.14. [Intentionally Omitted]

10. NEGATIVE COVENANTS.

The Borrower covenants and agrees that from the date of execution hereof until the Liabilities are paid in full, and the Commitments, all LCs and all other obligations of the Agent, the Issuer and the Lenders hereunder are finally terminated, the Borrower will not, without the prior written consent of the Agent:

10.1 Encumbrances.

Except for those liens, security interests and encumbrances presently in existence and reflected in the Borrower’s financial statements referred to in Section 7.16 or permitted under Section 7.4, the Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of the Borrower’s assets (including without limitation, the Collateral) other than: (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on the Borrower’s books and records adequate reserves; (b) liens securing deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of the Borrower’s business; (c) liens and security interests in favor of the Agent for the ratable benefit of the Lenders; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of the Borrower’s real property, and other liens, security interests and encumbrances on property which are subordinate to the liens and security interests of the Agent (for the ratable benefit of the Lenders) and which do not, in the determination of the Required Lenders (i) materially impair the use of such property or (ii) materially lessen the value of such property for the purposes for which the same is held by the Borrower; (e) purchase money security interests securing indebtedness permitted to be incurred under Section 10.4(d); (f) liens securing the interests of any broker in any Margin Account; and (g) security interests and liens securing indebtedness permitted to be incurred under Section 10.4(g).

10.2. Consolidations, Mergers or Acquisitions.

Except for the Merger and the Conversion, the Borrower shall not recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person, provided, however, the Borrower may, subject to pro-forma compliance with Section 9.6, make acquisitions for a purchase price or for purchase prices not to exceed $5,000,000 in the aggregate in any Fiscal Year.

10.3. Deposits, Investments, Advances or Loans.

The Borrower shall not make or permit to exist deposits, investments, advances or loans (other than those existing on the date of the execution of this Agreement and disclosed to the Lenders in writing on or prior to such date, including those made as part of the Transaction) in or to Affiliates or any other Person, except: (a) investments in short-term direct obligations of the United States Government; (b) investments in negotiable certificates of deposit issued by a bank satisfactory to the Agent in the Agent’s reasonable determination, made payable to the order of the Borrower or to bearer; (c) loans to officers, directors, partners, agents, employees or Affiliates as and when permitted by Section 10.9 of this Agreement; (d) demand deposits not to exceed $250,000 in the aggregate; (e) margin deposits required to be made in connection with any Margin Account; (f) deposits permitted by Section 10.19 of this Agreement; (g) margin deposits required to be made in connection with the obligations of the Borrower under any interest rate hedging agreements, interest rate collar agreements, interest swap agreements or the like with U.S. Bank; (h) deposits in trust accounts required under the Packers and Stockyards Act; (i) loans to Kansas City Steak Co. not to exceed $10,000,000 in amount outstanding; (j) bank repurchase agreements between consecutive Business Days not to exceed $10,000,000 approved by the Agent; (k) investments in iTradeNetwork, Inc., f/k/a Commerce Ventures, not to exceed $1,000,000 in the aggregate; (l) loans to or investments in aLF Ventures or other investments related to the development of lactoferrin not to exceed $8,000,000 in the aggregate; (m) loans to NCI and NCI Leasing not to exceed $10,000,000 in amount outstanding; and (n) investments permitted under Section 10.2.

10.4. Indebtedness.

Except for those obligations and that indebtedness presently in existence and reflected in the Borrower’s financial statements referred to in Section 7.16 or referred to in Section 7.6, the Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect, fixed or contingent, except: (a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 10.1 or contingent obligations permitted under Section 10.5; (c) trade obligations, Producer Payables and normal accruals in the ordinary course of the Borrower’s business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower has set aside on the Borrower’s books adequate reserves therefor, if appropriate under GAAP; (d) other indebtedness secured by liens permitted under clause (e) of Section 10.1, not exceeding $2,000,000 in the aggregate during any one Fiscal Year (not counting amounts referred to in Section 13.32, Section 13.33 and Section 13.34); (e) other unsecured indebtedness not exceeding the following amount in the aggregate during any one Fiscal Year: $4,000,000 less the amount of indebtedness incurred under the preceding clause (d) of this Section 10.4 (not counting amounts referred to in Section 13.32, Section 13.33 and Section 13.34); (f) the Bridge Loan or the Debt Securities (and any exchange thereof for registered securities); (g) secured indebtedness incurred during Fiscal Years 2002 through 2006, in an aggregate amount not to exceed $25,000,000 for the purpose of acquiring or constructing fixed assets provided the security interests and liens granted with respect thereto are limited to the assets being acquired or constructed (not counting amounts referred to in Section 13.32, Section 13.33 and Section 13.34); (h) liabilities for post-closing distributions and payments in accordance with Section 7.6 of the Purchase Agreement; (i) Class A, B or C Units of Borrower subject to redemption rights to the extent classified as debt and obligations arising from the exercise of those redemption rights. The Borrower shall not permit to exist any other Deposit Accounts for the receipt of collateral proceeds of any type whatsoever, except the Collateral Accounts.

10.5. Guarantees and Other Contingent Obligations.

The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; and (b) interest rate hedging derivatives approved by the Required Lenders.

10.6. Disposition of Property.

The Borrower shall not sell, lease, transfer or otherwise dispose of any of the Borrower’s properties, assets or rights, to any Person, except (a) in the ordinary course of the Borrower’s business, (b) as permitted in the Security Agreement, (c) that the Borrower may sell, transfer or otherwise dispose of up to $1,000,000 of its assets during any single Fiscal Year; and (d) that the Borrower may sell, transfer or otherwise dispose of assets acquired in the NCI Acquisition that are not necessary for the operation of the Borrower’s business.

10.7. Capital Investment Limitations.

The Borrower shall not have Net Capital Expenditures during any Fiscal Year in an amount in excess of the highest amount that will permit the Borrower to comply with all of the other terms and provisions of this Agreement, including without limitation, the financial covenants and ratios set forth in Section 9.6.

10.8. [Intentionally Omitted].

10.9. Loans to Affiliates.

Except for advances for travel and expenses to the officers or managers or employees of the Borrower paid in the ordinary course of the Borrower’s business and except: (a) loans made as part of the Transaction; (b) for loans not exceeding $1,000,000 in the aggregate at any one time outstanding; (c) loans to Kansas City Steak Co. not to exceed $10,000,000 amount outstanding; (d) loans to NCI and NCI Leasing not to exceed $10,000,000 in amount outstanding; and (e) loans to or investments in aLF Ventures or other investments related to the development of lactoferrin not to exceed $8,000,000 in the aggregate, the Borrower shall not make any loans to any Affiliates or any members, officers, managers, agents or employees of the Borrower or of any Owner.

10.10. Distributions, Prepayments of Debt.

The Borrower shall not directly or indirectly, make any distributions in respect of its equity, except that (a) the Borrower may make distributions to its Owners or former Owners in respect of Borrower’s taxable income, in amounts proportionate to the respective percentage interests of each of such Owner or former Owner so that each such Owner or former Owner shall have received an amount equal to the product of (x) such Owner’s or former Owner’s share of the Borrower’s net taxable income, multiplied by (y) 48%, (b) the Borrower may, provided that no Default has occurred and is continuing or would be caused thereby, make distributions to pay an annual 5% return on its Class A Units, and (c) the Borrower may make post-closing distributions and payments in accordance with Section 7.6 of the Purchase Agreement; provided, however, that the October 2003 distribution to US Premium Beef under subsection (a) of this Section 10.10 may be based on Borrower’s GAAP income. The Borrower shall not prepay any principal, interest or other payments on or in connection with any indebtedness of the Borrower other than the Liabilities.

10.11. Amendment of Organizational Documents.

Except as part of the Transaction, the Borrower shall not amend the Borrower’s partnership agreement, articles of organization, operating agreement, articles of incorporation or bylaws, as the case may be, or any other agreement, instrument or document pertaining to the governance of the Borrower, in any manner that affects the name of the Borrower or its place of organization or that otherwise would reasonably be expected to have a material adverse effect on the rights, powers or remedies of the Lenders.

10.12. Lease Limitations.

The Borrower’s annual financial obligations under all operating leases and other similar agreements (excluding capital leases, Owner/Operator Agreements and the water sublease contemplated by the Water Services Agreement) shall not exceed $15,000,000 in the aggregate in any Fiscal Year of the Borrower.

10.13. Use of Other Fictitious Names.

The Borrower shall not use any other fictitious name, except for the names referred to in Section 7.7 of this Agreement.

10.14. Prepayment of Debt.

The Borrower shall not directly or indirectly prepay, redeem or purchase prior to maturity, or deposit funds or property for the prepayment, redemption or purchase prior to maturity of any indebtedness of the Borrower which is unsecured or subordinated to the payment of any portion of the Liabilities.

10.15. Fiscal Year.

The Borrower shall not change its Fiscal Year.

10.16. Limitations on Bank Accounts.

The Borrower shall not maintain any cash in any bank accounts other than those listed on Part 10 of Exhibit 7A or as approved by the Agent from time to time.

10.17. Use of Trademarks.

The Borrower shall not use any trademarks with respect to Inventory except for such trademarks as have been properly licensed to the Agent for the ratable benefit of the Lenders.

10.18. [Intentionally Omitted]

10.19 Ownership of Cattle and Deposits on Cattle with Feeders.

The Borrower shall not at any time own more than 25,000 head of cattle, whether such cattle are hedged or unhedged. The Borrower shall not at any time own more than 10,000 head of Unhedged Cattle to be finished in any single month. In determining the number of hedged or Unhedged Cattle for purposes of this Section 10.19, any partial ownership interests of the Borrower in cattle shall be counted at the percentage of interest owned. As used herein, the phrase “Unhedged Cattle” shall refer to cattle which are not hedged with either futures contracts or option contracts at prices that limit the Borrower’s potential losses to no more than

$50 per head. Notwithstanding the provisions of Section 10.3, the Borrower shall be allowed to make deposits on cattle with such feeders as are approved by the Agent, up to $75 per head, not to exceed $2,000,000 at any time outstanding in the aggregate (the “Feeder Deposits”). The Feeder Deposits may not be treated as tangible assets of the Borrower for the purposes of determining compliance with the covenants set forth herein, without the prior approval of the Required Lenders.

11. DEFAULT REMEDIES.

11.1. Acceleration.

With respect to: (a) any Matured Default described in clause (i) of the definition thereof, all of the Liabilities shall automatically become immediately due and payable and the obligations of the Lenders to make Loans and to issue or cause the issuance of LCs and the Commitments shall automatically terminate, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower, and (b) any other Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower and the Lenders, (i) declare the several obligations of the Lenders to make Loans and to issue or cause the issuance of LCs and the Commitments to be terminated, whereupon such obligations and the Commitments of each Lender shall terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower.

11.2. Other Remedies.

Upon the occurrence and during the continuance of any Matured Default, the Agent may with the consent of the Required Lenders (subject to the provisions of the other Financing Documents), and shall at the direction of the Required Lenders, proceed: (a) to protect and enforce the rights of the Lenders by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Document or in aid of the exercise of any power granted in this Agreement or any other Financing Document, (b) to enforce the payment of the Liabilities, or (c) to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to the Security Documents and other Financing Documents in the manner set forth therein; it being intended that no remedy conferred herein or in any of the other Financing Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Documents, or at any time existing at law or in equity or by statute or otherwise.

12. THE AGENT.

12.1. Authorization and Action.

Each Lender appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 12.7) to take such action on its behalf and to exercise such powers under any Financing Document as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender expressly authorizes the Agent to execute, deliver, and perform its obligations under each of the Financing Documents to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement (including without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders, and such instructions shall be binding upon all the Lenders and all holders of any Note; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of any Financing Document.

12.2. Agent’s Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with any Financing Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until it receives notice from the Lender which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing Document; (d) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Document or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that the Borrower is entitled to any Loan or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

12.3. Notices of Defaults.

Except as provided in this Section 12.3, the Agent shall not be deemed to have knowledge of the occurrence of a Default or a Matured Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Matured Default and stating that such notice is a “Notice of Default”. Notwithstanding the foregoing, the Agent shall be deemed to have knowledge of the occurrence of a Default or a Matured Default: (a) consisting of the non-payment of principal or interest, on the due date such principal or interest, (b) on the date the Agent has received a compliance certificate of the Borrower as required by Section 9.1, which compliance certificate discloses (without review of any financial statements attached thereto) the existence of any Default or Matured Default, and (c) ten (10) Business Days after the date the Agent has received a compliance certificate of the Borrower as required by Section 9.1, which compliance certificate (after review of any financial statements attached thereto) would disclose the existence of any Default or Matured Default. In the event that the Agent obtains such knowledge of the occurrence of a Default or a Matured Default, the Agent shall within three (3) Business Days thereafter, give prompt notice thereof to the Lenders. The Agent shall (subject to Section 11.1) take such action with respect to such Default as may be directed by the Required Lenders; provided that, unless and until the Agent shall have received the directions referred to in Section 11.1, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Lenders.

12.4. The Agent as a Lender, Affiliates.

With respect to its Commitment, any Loan made by it, and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

12.5. Non-Reliance on Agent and Other Lenders.

Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into the transactions contemplated by the Financing Documents and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Person of any Financing Document or to inspect the properties or books of the Borrower. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of their Affiliates) which may come into the possession of the Agent or any of its affiliates. Notwithstanding the foregoing, the Agent will, upon the request of any Lender, provide to such Lender, at such Lender’s expense, copies of any and all written information provided to the Agent by the Borrower.

12.6. Indemnification.

Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action unless it shall first be indemnified to its satisfaction by the Lenders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), on a pro-rata basis according to such Lender’s Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Document or any action taken or omitted by the Agent under any Financing Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or wilful misconduct of the Person being indemnified; and provided further, that it is the intention of each Lender to indemnify the Agent against the consequences of the Agent’s own negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Percentage of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

12.7. Successor Agent.

The Agent may resign at any time as Agent under the Financing Documents by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the prior written consent of the Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60)

days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent with the prior written consent of the Borrower, such consent not to be unreasonably withheld, which shall be a commercial bank or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Agent’s resignation or removal as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

12.8. Verification of Borrowing Notices.

The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing, and with respect to any oral request for a Loan, the Agent shall have no duty to verify the identity of any Person representing himself as one of the natural Persons authorized to make such request on behalf of the Borrower. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

12.9. Action Upon Instructions of the Lenders.

The Agent agrees, upon the written request of the Required Lenders, to take any action of the type specified in the Financing Documents as being within the Agent’s rights, duties, power or discretion. The Agent shall in all cases be fully protected in acting, or in refraining from acting in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Required Lenders and on all holders of the Notes. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any action, unless the Financing Documents specifically require the consent of the Required Lenders or of all of the Lenders.

12.10 Action Upon Request of the Borrower

If any of the events described in Sections 5.2, 5.3, 5.4 or 5.5 cause the Borrower to be required to pay to any one of the Lenders other than the Agent, costs associated with the LIBOR Rate Loans which are materially disproportionate to such costs required to be paid to the other Lenders, the Borrower may send a written request to the Agent to seek the approval of the Required Lenders to require such Lender to assign all of its rights and obligations under this Agreement to another Person in accordance with Section 13.23. The Agent may refuse to honor any such request for any reason in its sole discretion, including without limitation, the Agent’s inability to identify another Person willing to be the Assignee. If the Agent does honor any such request, the Agent shall send to all of the Lenders a written notice of its intent to honor such request, which notice shall identify the proposed assigning Lender and the proposed Assignee. If the Agent does not obtain the Required Lenders’ written approval of any such proposed assignment within ten (10) Business Days after such written notice, the Required Lenders shall be conclusively deemed not to have consented to such request, and neither the Agent nor any of the other Lenders shall be required to take further action with respect thereto. If the Agent obtains the Required Lender’s written approval of any such proposed assignment within ten (10) Business Days after such written notice, the Lender affected thereby shall promptly execute such agreements, instruments and documents and take such actions as may be necessary or appropriate to assign all of its rights and obligations under this Agreement to the proposed Assignee in accordance with Section 13.23. Under no circumstances, however, shall the Lender affected thereby be required to bear any of the costs or expenses associated with the proposed assignment, all of which costs and expenses shall be the sole responsibility of the Borrower, and the Lender affected thereby may defer compliance with its obligations under this Section 12.10 until the Borrower has deposited with such Lender such amount as such Lender reasonably believes will be sufficient to reimburse such Lender for such costs and expenses.

13. MISCELLANEOUS.

13.1. Timing of Payments.

For purposes of determining the outstanding balance of the Liabilities, including the computations of interest which may from time to time be owing to the Lenders, the receipt by the Agent of any check or any other item of payment whether through a blocked account or lockbox or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent at its office in Denver, Colorado and is paid to the Agent in cash or a cash equivalent.

13.2. Attorneys’ Fees and Costs.

If at any time or times hereafter the Agent employs counsel in connection with protecting or perfecting the Agent’s security interest in the Collateral or in connection with any matters arising out of this Agreement, whether: (a) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent to advise the Agent or to draft documents for the Agent in connection with any of the foregoing or in connection with any release of the Agent’s claims or security interests or any proposed extension, amendment or refinancing of the Liabilities; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of the Agent, the Issuer or the Lenders to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Agent or in the Agent’s legal department, together with interest at the default rate provided for in Section 3.1(d) if a Matured Default has occurred, or at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral. In addition, if the Liabilities have been accelerated in accordance with Section 11.1, and thereafter any Lender employs counsel in connection with protecting such Lender’s interest in the Collateral or (f) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (g) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (h) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (i) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of such Lender to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Lender or in the Lender’s legal department, together with interest at the default rate provided for in Section 3.1(d), or at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

13.3. Expenditures by the Agent.

In the event that the Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Documents, required to pay, or fails to keep its assets free from other security interests, liens or encumbrances, except as permitted herein, the Agent may, in its sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together with interest at the default rate provided for in Section 3.1(d), shall constitute additional Liabilities, payable on demand and secured by the Collateral.

13.4. The Agent’s Costs as Additional Liabilities.

The Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the loans and other financial accommodations described in this Agreement (including without limitation, filing and recording fees, and the fees and expenses of the Agent’s attorneys, paralegals and legal assistants, whether outside the Agent or in its legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). The Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation together with interest at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

13.5. Claims and Taxes.

The Borrower agrees to indemnify and hold the Agent, the Issuer and the Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any of the Borrower’s assets. The Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to the Borrower’s property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not and will not have a material adverse effect on the financial condition of the Borrower, the ability of the Borrower to pay any of the Liabilities or the priority or value of the Agent’s security interests in the Collateral.

13.6. Inspection.

The Agent (by and through its officers and employees), or any Person designated by the Agent in writing, shall have the right, from time to time upon five (5) Business Days notice if there has not occurred a Matured Default and without notice after the occurrence of a Matured Default, to call at the Borrower’s place or places of business (or any other place where Collateral or any information relating thereto is kept or located) during reasonable business hours, and without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any non-privileged correspondence and other data relating to the Borrower’s business or to any transactions between the parties to this Agreement; (b) make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of the Borrower with the Borrower’s officers, employees or directors. The Borrower agrees to pay to the Agent an annual audit fee in accordance with the Agent’s Letter. The Agent will, on the request of any Lender, provide to such Lender, a copy of any written report prepared by the Agent in connection with any inspection or audit made pursuant to this Section 13.6.

13.7. Examination of Banking Records.

The Borrower consents to the examination by the Agent, the Agent’s officers, employees and agents, or any of them, whether or not there shall have occurred a Matured Default, of any and all of the Borrower’s banking records, wherever they may be found, and directs any Person which may be in control or possession of such records (including, without limitation, any bank, other financial institution or accountant) to provide such records to the Agent and the Agent’s officers, employees and agents, upon their request. Such examination may be conducted by the Agent with reasonable notice to the Borrower at the option of the Agent, any such notice being waived by the Borrower. Nothing in this Section 13.7 shall be construed to require any accountant to provide materials to the Agent or the Agent’s officers, employees and agents, which is subject to a valid privilege.

13.8. Governmental Reports.

The Borrower will furnish to the Agent, upon the reasonable request of the Agent, copies of the reports of examinations or inspections of the Borrower by all Governmental Authorities, and if the Borrower fails to furnish such copies to the Agent, the Borrower authorizes all such Government Authorities to furnish to the Agent copies of their reports of examinations or inspections of the Borrower.

13.9. Reliance by the Agent, the Issuer and the Lenders.

All covenants, agreements, representations and warranties made herein by the Borrower shall, notwithstanding any investigation by the Agent or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent, the Issuer and the Lenders.

13.10. Parties.

Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of the Borrower, the Agent, the Lenders and the Issuer.

13.11. Applicable Law; Severability.

This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Colorado. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

13.12. SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY.

THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL

SERVICE OF ANY AND ALL PROCESS UPON THE BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.18 OF THIS AGREEMENT. SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE BORROWER’S ADDRESS BY THE BORROWER’S AGENT AS SET FORTH BELOW. THE BORROWER HEREBY IRREVOCABLY APPOINTS THE CORPORATION COMPANY, WITH AN OFFICE ADDRESS LOCATED AT 1675 BROADWAY, DENVER, COLORADO 80202, AS THE BORROWER’S AGENT FOR THE PURPOSE OF ACCEPTING THE SERVICE OF ANY PROCESS WITHIN THE STATE OF COLORADO. AT THE OPTION OF THE AGENT, THE BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT.

13.13. Application of Payments Waiver.

Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Documents, the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Agent from the Borrower or with respect to any of the Collateral, and the Borrower irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities, in such manner as the Agent may deem advisable, notwithstanding any entry by the Agent upon any of the Agent’s books and records.

13.14. Marshaling; Payments Set Aside.

The Agent shall be under no obligation to marshall any assets in favor of the Borrower or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Agent or the Agent receives any payment or proceeds of the Collateral for the Borrower’s benefit or enforces the Agent’s security interests or exercises the Agent’s rights of set-off, and such payment or payments or the proceeds of such Collateral, enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

13.15. Section Titles.

The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties.

13.16. Continuing Effect.

This Agreement, the Agent’s security interests in the Collateral, and all of the other Financing Documents shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and (even if there shall be no Liabilities outstanding) so long as the Agent and/or any of the Lenders remains committed to make Loans under this Agreement.

13.17. No Waiver.

The Agent’s or the Required Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Documents, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Documents and no Default or Matured Default under this Agreement or any of the other Financing Documents, shall be deemed to have been suspended or waived by the Agent or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to the Borrower specifying such suspension or waiver.

13.18. Notices.

(a) All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telexed, cabled or delivered addressed as follows:

(i)	If to the Agent at:

U.S. Bank National Association

950 Seventeenth Street, Suite 350

Denver, Colorado 80202

Attn: Alan V. Schuler

Facsimile: (303) 585-4732

with a copy to:

Campbell Bohn Killin Brittan & Ray, LLC

270 St. Paul Street, Suite 200

Denver, Colorado 80206

Attn: Michael D. Killin

Facsimile: (303) 322-5800

(ii)	If to the Borrower at:

Farmland National Beef Packing Company, L.P.

(after the Conversion / National Beef Packing Company, LLC)

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attn: Jay D. Nielsen, Chief Financial Officer

Facsimile: (816) 713-8856

with copies to:

Blackwell Sanders Peper Martin, LLP

2300 Main Street, Suite 1000

Kansas City, Missouri 64108

Attn: John Brungardt

Facsimile: (816) 983-9271

Scott H. Smith

2690 Telemark Drive

Park City, UT 84060

Facsimile: (435) 649-5675

U.S. Premium Beef, Ltd.

P.O. Box 20103

Kansas City, MO 64195

Attn: Mr. Steven D. Hunt, Chief Executive Officer

Facsimile: (816) 713-8810

Lindquist & Vennum

4200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: Mark Hanson

Facsimile: (612) 371-3207

(iii)	If to any of the Lenders other than the Agent, at the address for such Lender provided in writing to the Agent and the Borrower and, as to each party hereto, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telecopied, telexed, transmitted, or cabled, become effective when deposited in the mail, confirmed by telex answerback, transmitted by telecopier, or delivered to the cable company, respectively except that notices and communications to the Agent shall not be effective until actually received by the Agent.

(b) The timing of notices to the Agent of terminations or reductions of the Commitment, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods and of a request for the issuance of an LC is summarized below:

Borrowing of Base Rate Loans	Prior Business
Borrowing of LIBOR Rate Loans	3 Business Days
Conversion of Loans (including changes in Interest Period for LIBOR Rate Loans)	3 Business Days
Prepayments of Base Rate Loans	Same day
Prepayments of LIBOR Rate Loans	3 Business Days
LCs	5 Business Days

13.19. Maximum Interest.

No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Documents, or any Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Documents, or the arising of any contingency whatsoever, shall entitle the Agent to collect, in any event, interest exceeding the Highest Lawful Rate, and in no event shall the Borrower be obligated to pay interest exceeding the Highest Lawful Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Highest Lawful Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Highest Lawful Rate. In the event any interest is charged in excess of the Highest Lawful Rate (“Excess”), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower and the Agent both recognize that, with fluctuations in the Base Rate and the LIBOR Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent or the Lenders based, in whole or in part, upon the charging or receiving of any interest in excess of the Highest Lawful Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent or the Lenders, all interest at any time contracted for, charged or received by the Agent or the Lenders in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

13.20. Representations by the Lenders.

Each Lender represents that it is the present intention of such Lender, as of the date of its acquisition of the Notes, to acquire the Notes for its account or for the account of its affiliates, and not with a view to the distribution or sale thereof, and, subject to any applicable laws, the disposition of such Lender’s property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by the Financing Documents. Nothing in this Section 13.20 shall affect the characterization of the Loans and the transactions contemplated hereunder as commercial lending transactions.

13.21. Counterparts and Facsimile Signatures.

This Agreement, any other Financing Document and any subsequent amendment to any of them may be executed in several counterparts, each of which shall be construed together as one original. Facsimile signatures on this Agreement, any other Financing Document and any subsequent amendment to any of them shall be considered as original signatures.

13.22. Set-off.

The Borrower gives and confirms to each Lender a right of set-off of all moneys, securities and other property of the Borrower (whether special, general or limited) and the proceeds thereof, at any time delivered to remain with or in transit in any manner to such Lender, its correspondent or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of security for the payment of the Liabilities owed by the Borrower to such Lender, contracted with or acquired by the Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and the Borrower authorizes such Lender at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by the Borrower.

13.23. Assignments and Participation.

(a) After the Closing Date and subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld, each Lender may assign to any Person (the “Assignee”) all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Notes held by it); provided however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the total amount of the Commitment (based on the original Commitment without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its affiliates taken as a whole shall equal or exceed $2,500,000, (iii) the remaining Commitment (based on the original Commitment without giving effect to any repayments or prepayments) held by the assigning Lender after giving effect to any such assignment shall equal or exceed $5,000,000, (iv) the assignment will not cause the Borrower to incur any additional liability or expense and (v) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Exhibit 13A (“Assignment and Acceptance”), together with any Note or Notes to be exchanged in connection with such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (vi) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Documents and (vii) the Lender assignor thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Documents, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Financing Documents, such Lender shall cease to be a party thereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Financing Documents, the Security Documents or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Documents, together with copies of the financial statements referred to in Section 7.16 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 13.18 a copy of each Assignment and Acceptance delivered to and accepted by it.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 2A. Upon receipt by the Agent of such new Note or Notes conforming to the requirements set forth in the preceding sentences, the Agent shall return to the Borrower such surrendered Note or Notes, marked to show that such surrendered Note or Notes has (have) been replaced, renewed and extended by such new Note or Notes.

(e) Each Lender may sell participation to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Note held by it); provided however, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause the Borrower to incur any additional liability, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, provided that no participant shall be entitled to recover under the above-described provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount hereunder to which the assigning Lender would otherwise be entitled.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.23, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

(g) Any Lender may assign and pledge all or any of the instruments held by it as collateral security; provided that any payment made by the Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Documents shall satisfy the Borrower’s obligations under the Financing Documents in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

13.24. Loan Agreement Controls.

If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Documents, the provisions of this Agreement shall prevail and control.

13.25. Obligations Several.

The obligations of each Lender under each Financing Document to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Financing Document to which it is a party. Nothing contained in any Financing Document to which it is a party, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.

13.26. Pro Rata Treatment.

All Loans under, and all payments and other amounts received in connection with this Agreement (including, without limitation, amounts received as a result of the exercise by any Lender of any right of set-off) shall be effectively shared by the Lenders ratably in accordance with the respective Pro Rata Percentages of the Lenders. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Note held by it (other than pursuant to Section 5.2, 5.3 or 5.4) in excess of its Pro Rata Percentage of payments on account of similar Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participation in the Notes or Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participation in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participation in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participation in unpaid principal obligations. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.26 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender’s Highest Lawful Rate exceeding another Lender’s Highest Lawful Rate.

13.27. Confidentiality.

Each of the Agent and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, any proprietary information of the Borrower in writing by the Borrower, as being proprietary and confidential; provided that the Agent or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Documents, (c) in connection with the supervision and enforcement of the rights and remedies of the Agent and Lenders under any Financing Document and (d) as set forth in Section 13.23 (f).

13.28. Independence of Covenants.

All covenants under Section 10 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

13.29. Amendments and Waivers.

Any term, covenant, agreement or condition of this Agreement may be amended only by a written amendment executed by the Borrower, the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, provided however, that without the consent in writing of the holders of all outstanding Notes and LC Obligations, or of all Lenders if no Notes or LCs are outstanding, no such amendment or waiver shall (a) change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Notes or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions of the Notes with respect to the payment or prepayment thereof, (b) give to any Note any preference over any other Notes, (c)

amend the definition of Required Lenders, (d) alter, modify or amend the provisions of this Section 13.29, (e) change the amount or term of any of the Commitments or the fees required under Section 6, (f) alter, modify or amend the provisions of Section 8 of this Agreement, (g) alter, modify or amend any Lender’s right hereunder to consent to any action, make any request or give any notice, or (h) release any Collateral, unless such release is permitted by the Financing Documents. Any such amendment or waiver shall apply equally to all Lenders and all the holders of the Notes and/or LC Obligations and shall be binding upon them, upon each future holder of any Note or LC Obligation and upon the Borrower, whether or not such Note or LC shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

13.30. Binding Effect.

This Agreement and all of the other Financing Documents set forth the legal, valid and binding obligations of the Borrower, the Agent and the Lenders and are enforceable against the Borrower in accordance with their respective terms.

13.31. FINAL AGREEMENT.

THIS WRITTEN AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.32. NCI Acquisition.

The assumption of debt (including capitalized leases) by the Borrower as part of the NCI Acquisition shall not be counted against: (i) the $2,000,000 amount set forth in Section 10.4(d), (ii) the $4,000,000 amount set forth in Section 10.4(e), or (iii) the $25,000,000 amount set forth in Section 10.4(g).

13.33. Water Rights Acquisition.

Notwithstanding the terms of the Agreement set forth in Section 10.1 of the Agreement, Encumbrances, Section 10.3 of the Agreement Deposits, Investments, Advances or Loans, Section 10.4 of the Agreement, Indebtedness, Section 10.5 of the Agreement, Guarantees and Other Contingent Obligations, and Section 10.6 of the Agreement, Disposition of Property, the Borrower may enter into and complete the Water Rights Acquisition and the Water Service Agreement and the transactions contemplated thereby. The incurrence of debt by the Borrower per the Water Services Agreement shall not be counted against: (i) the $2,000,000 amount set forth in Section 10.4(d), (ii) the $4,000,000 amount set forth in Section 10.4(e), or (iii) the $25,000,000 amount set forth in Section 10.4(g). With respect to the Water Rights Acquisition, (i) the Borrower shall grant to the Agent, for the ratable benefit of the Lenders, a second priority lien and security interest in the water rights being acquired as part of the Water Rights Acquisition (subject only to a prior lien and security interest in favor of the City of Dodge City, Kansas to secure the Borrower’s obligations under the Water Services Agreement), which the Lenders acknowledge will be encumbered, at least in part by a water rights lease in favor of the City and corresponding sublease in favor of the Borrower; and (ii) the Borrower shall grant to the Agent, for the ratable benefit of the Lenders, a first priority lien and security interest in the sublease by the Borrower from the City of the water rights under the lease in favor of the City, all to be evidenced by documentation, in form and substance reasonably acceptable to the Agent. The aforementioned lien and security interest in the water rights being acquired as part of the Water Rights Acquisition shall be documented and recorded as soon as practicable. The aforementioned lien and security interest in the sublease by the Borrower from the City of the water rights being acquired as part of the Water Rights Acquisition shall be documented and recorded as soon as practicable. In the event that the aforementioned lien and security interest in the water rights being acquired as part of the Water Rights Acquisition in favor of the Lenders shall be documented and recorded prior to the documentation of the aforementioned lease, lien or security interest in the water rights in favor of the City, then the Agent shall execute on behalf of the Lenders a subordination agreement in favor of the City, reasonably acceptable to the Agent and to the City.

13.34. Moultrie, Georgia Purchase Option.

Notwithstanding the terms of the Agreement set forth in Section 10.1, Encumbrances, Section 10.2, Consolidations, Mergers or Acquisitions, Section 10.3, Deposits, Investments, Advances or Loans, Section 10.4, Indebtedness or Section 10.7, Capital Investment Limitations, Borrower may exercise its option to purchase the Moultrie, Georgia case ready facility and incur indebtedness and grant purchase money liens to secure such indebtedness, and amounts incurred shall not count against the limits set forth in Section 10.4, Indebtedness, provided that the total purchase price does not exceed $3,000,000.

{SIGNATURE PAGES TO FOLLOW}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

FARMLAND NATIONAL BEEF PACKING COMPANY, L.P.

		By:	/s/ Timothy M. Klein
		Its:	President

U.S. BANK NATIONAL ASSOCIATION

		By:	/s/ Alan V. Schuler
		Its:	Vice President

COBANK, ACB

		By:	/s/ Jim Stutzman
		Its:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH

By:	/s/ D. Shane Bownds	By:	/s/ Ian Reece
Its:	Vice President	Its:	Managing Director

FARM CREDIT SERVICES OF MINNESOTA VALLEY, PCA, DBA FCS COMMERCIAL FINANCE GROUP

		By:	/s/ Jeff Torrison
		Its:	Managing Director

AGFIRST FARM CREDIT BANK

		By:	/s/ Bruce B. Fortner
		Its:	Vice President

{SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT / AUGUST 6, 2003}

AMARILLO NATIONAL BANK

By:	/s/ Leonard Herrington
Its:	Vice President

FARM CREDIT BANK OF WICHITA, DBA U.S. AGBANK, F.C.B., AS DISCLOSED AGENT

By:	/s/ Greg E. Somerhalder
Its:	Vice President

FARM CREDIT SERVICES OF AMERICA, PCA

By:	/s/ Bruce Rouse
Its:	Vice President

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Brian Frevert
Its:	Vice President

ING CAPITAL LLC

By:	/s/ Daniel W. Lamprecht
Its:	Managing Director

{SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT / AUGUST 6, 2003}

Exhibit 1A to

Third Amended and Restated Credit Agreement

Lenders’ Commitments

Line of Credit Loan Commitments

Name of Lender	Pro Rata Percentage	Maximum $
U.S. Bank	15.094339622642%	$21,132,075.47
CoBank, ACB	15.094339622642%	$21,132,075.47
Rabobank International	15.094339622642%	$21,132,075.47
U.S. AgBank, FCB	15.094339622642%	$21,132,075.47
FCS Commercial Finance	9.433962264151%	$13,207,547.17
AgFirst Farm Credit Bank	9.433962264151%	$13,207,547.17
Amarillo National Bank	5.660377358490%	$7,924,528.30
Farm Credit Services of America	5.660377358490%	$7,924,528.30
ING Capital LLC	5.660377358490%	$7,924,528.30
First National Bank of Omaha	3.773584905660%	$5,283,018.87

TOTAL:	100%	$140,000,000.00

Term Loan Commitments

Name of Lender	Pro Rata Percentage	Maximum $
U.S. Bank	15.094339622642%	$18,867,924.53
CoBank, ACB	15.094339622642%	$18,867,924.53
Rabobank International	15.094339622642%	$18,867,924.53
U.S. AgBank, FCB	15.094339622642%	$18,867,924.53
FCS Commercial Finance	9.433962264151%	$11,792,452.83
AgFirst Farm Credit Bank	9.433962264151%	$11,792,452.83
Amarillo National Bank	5.660377358490%	$7,075,471.70
Farm Credit Services of America	5.660377358490%	$7,075,471.70
ING Capital LLC	5.660377358490%	$7,075,471.70
First National Bank of Omaha	3.773584905660%	$4,716,981.13

TOTAL:	100%	$125,000,000.00

Exhibit 1B to

Third Amended and Restated Credit Agreement

Borrowing Base Computation

The Borrowing Base shall be determined by calculating the sum of:

100% of the available funds on deposit in Collateral Accounts that are eligible for inclusion in the Borrowing Base according to Section 2.6 of the Security Agreement;

100% of the net equity in Margin Accounts properly assigned to the Agent;

85% of the amount of Eligible Accounts;

65% of the value of Eligible Inventory, valued at the lower of cost or market value;

The lesser of (i) 100% of the principal amount outstanding under the Promissory Note from NCI and NCI Leasing dated August 6, 2003 in the face amount of $10,000,000; or (ii) 85% of the Eligible NCI Accounts;

The lesser of (i) 100% of the principal amount outstanding under the Restated Promissory Note from KC Steak dated August 29, 2001 in the face amount of $10,000,000; or (ii) the sum of (A) 85% of the Eligible KC Steak Accounts and (B) 65% of the Eligible KC Steak Inventory;

LESS:

100% of accounts payable related to any of the foregoing;

100% of the amounts of all uncleared checks or drafts issued by Borrower and related to any of the foregoing.

Eligible NCI Accounts means accounts of NCI which the Agent determines in the exercise of the Agent’s reasonable discretion, are eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Agent’s right to determine that accounts of NCI do not constitute Eligible NCI Accounts, but without duplication, the following accounts shall not be Eligible NCI Accounts: (a) all accounts which are at that time unpaid for a period exceeding ninety (90) days after the original invoice date of the original invoice related thereto, except for Accounts which are covered by a letter of credit; (b) all accounts owing by an account debtor if more than ten percent (10%) of the accounts owing by such account debtor are at that time unpaid for a period exceeding that allowed by the preceding subsection a; (c) those accounts of an account debtor, the aggregate face amount of which is in excess of five percent (5%) of the aggregate face amount of all other Eligible NCI Accounts of all account debtors, but in each case only to the extent of such excess; (d) those accounts owing from the United States or any department, agency or instrumentality thereof unless NCI shall have complied with the Assignment of

Claims Act to the satisfaction of the Agent; (e) accounts which arise out of transactions with affiliates of NCI; (f) accounts of account debtors that are located outside the United States, unless such accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Agent; (g) accounts which are or may be subject to rights of setoff or counterclaim by the account debtor (to the extent of the amount of such setoff or counterclaim); (h) accounts in which the Agent does not, for any reason, have a first priority perfected security interest; and (i) accounts which in the Agent’s opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person except for statutory liens or encumbrances described in Section 10.1(a), (b) and (d).

Eligible KC Steak Accounts means accounts of KC Steak which the Agent determines in the exercise of the Agent’s reasonable discretion, are eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Agent’s right to determine that accounts of KC Steak do not constitute Eligible KC Steak Accounts, but without duplication, the following accounts shall not be Eligible KC Steak Accounts: (a) all accounts which are at that time unpaid for a period exceeding ninety (90) days after the original invoice date of the original invoice related thereto, except for Accounts which are covered by a letter of credit; (b) all accounts owing by an account debtor if more than ten percent (10%) of the accounts owing by such account debtor are at that time unpaid for a period exceeding that allowed by the preceding subsection a; (c) those accounts, except accounts owing from the account debtors listed below, of an account debtor, the aggregate face amount of which is in excess of five percent (5%) of the aggregate face amount of all other Eligible KC Steak Accounts of all account debtors, but in each case only to the extent of such excess; (d) those accounts owing from the United States or any department, agency or instrumentality thereof unless KC Steak shall have complied with the Assignment of Claims Act to the satisfaction of the Agent; (e) accounts which arise out of transactions with affiliates of KC Steak; (f) accounts of account debtors that are located outside the United States, unless such accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Agent; (g) accounts which are or may be subject to rights of setoff or counterclaim by the account debtor (to the extent of the amount of such setoff or counterclaim); (h) accounts in which the Agent does not, for any reason, have a first priority perfected security interest; and (i) accounts which in the Agent’s opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person except for statutory liens or encumbrances described in Section 10.1(a), (b) and (d).

Sysco

Outback Steakhouse

QVC

IQVC

Wal-Mart and affiliates

Eligible KC Steak Inventory means inventory of KC Steak which the Agent determines in the exercise of the Agent’s reasonable discretion is eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Agent’s right to determine that inventory of KC Steak does not constitute Eligible KC Steak Inventory, but without duplication, the following inventory of KC Steak shall not be Eligible KC Steak Inventory: (a) inventory deemed to be out-of-condition or otherwise unmerchantable by the United States Department of Agriculture, any state’s Department of Agriculture, or any other Governmental Authority having regulatory authority over the Borrower or any of the Borrower’s assets or activities; (b) inventory for which a prepayment has been received; (c) inventory in the possession of third parties, unless it is inventory: (i) at a location listed below, for which the Agent has received a bailee letter satisfactory to the Agent, or (ii) covered by negotiable warehouse receipts or negotiable bills of lading issued by either: (A) a warehouseman licensed and bonded by the United States Department of Agriculture or any state’s Department of Agriculture, or (B) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, which receipts or bills of lading designate the Agent directly or by endorsement as the only Person to which or to the order of which the warehouseman or carrier is legally obligated to deliver such Goods; (d) inventory in which the Agent does not, for any reason, have a first priority perfected security interest; and (e) inventory which in the Agent’s opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person except for statutory liens or encumbrances permitted by Section 10.1(a), (b) and (d).

KC Steak Bailee Location:

Midwest Cold Storage, LLC

1101 South 5th Street

Kansas City, KS 66105

Exhibit 1C to

Third Amended and Restated Credit Agreement

Borrowing Base Certificate

U.S. BANK NATIONAL ASSOCIATION

BORROWING BASE CERTIFICATE

CUSTOMER NAME:	National Beef Packing Company, LLC	DATE PREPARED:
CREDIT LINE: $140,000,000		PERIOD:	THRU

1.	ELIGIBLE ACCOUNTS
	A.	Outstanding Accounts Receivable (detail Exhibit A)					$
	B.	Less Accounts over 21 days old not covered by a letter of credit					($ )
	C.	Less other ineligible Accounts:
		1.	10% Rule				($ )
		2.	15% Rule				($ )
		3.	5% Concentration				($ )
		4.	10% Concentration				($ )
		5.	Excess Wal-Mart Accounts				($ )
		6.	US Gov’t without Assignment of Claims compliance				($ )
		7.	Excess Affiliate Accounts				($ )
		8.	Outside US without letter of credit or exemption				($ )
		9.	Setoff or counterclaim				($ )
		10.	Other:				($ )
		11.	Total Ineligible Accounts (sum Lines 1B & 1C1-11)				($ )
	D.	Eligible Accounts (Line 1A minus 1C11)					$

2.	ELIGIBLE INVENTORY
	A.	Inventory (detail Exhibit B)					$
	B.	Less Ineligible Inventory
		1.	Out-of-condition Inventory				($ )
		2.	Customer deposits, prepaids & advances				($ )
		3.	Inventory stored off-premises w/o bailee letter or negotiable receipt at:				($ )
		4.	Consigned Inventory from:				($ )
		5.	Other:				($ )
		6.	Total Ineligible Inventory (Sum Lines 2B1-5)				($ )
	C.	Eligible Inventory (Line 2A minus 2B6)					$

3.	BORROWING BASE
	A.	Cash in Agent-Controlled Accounts		$	x	$100% =	$
	B.	Hedge Account Equity		$	x	$100% =	$
	C.	Net Eligible Accounts Receivable (from Line 1D)		$	x	$85% =	$
	D.	Net Eligible Inventory, valued LCM (from Line 2C)		$	x	$65% =	$
	E.	National Carriers Accounts (detail Exhibit C)
	F.	Kansas City Steak Accounts & Inventory (detail Exhibit D)
	G.	Less Collateral-related payables and outstanding checks (detail Exhibit E)					($ )
	H.	Total Combined Collateral (sum 3A-G)					$
	I.	Less Insurance Reserve					($ )
	J.	Borrowing Base (Line 3H minus 3I)					$
	K.	Lesser of Borrowing Base (3J) or $140,000,000					$
	L.	Amount of Revolving Line of Credit outstanding					($ )
	M.	Undrawn amount of outstanding letters of credit & unreimbursed drawings					($ )
	N.	Loan Availability (Line 3K minus 3L minus 3M) (if negative, payment is required)					$

4.	ACCOUNTS PAYABLE:
	CURRENT	$
	PAST DUE	$
	TOTAL PAYABLES		$

The amounts shown are true and correct from Company accounts and records as of the date shown. There have been no material adverse changes therein since the above date. The collateral remains subject to a valid first lien to U.S. Bank, as Agent, and no lien has been granted in favor of any other person and no security has been returned to a supplier unless approved by U.S. Bank. The information provided in the Borrowing Base Report is consistent with what is required by the Credit Agreement, as amended.

Prepared by:	Approved

EXHIBIT A

Accounts Receivable Detail

EXHIBIT B

Inventory Detail

EXHIBIT C

National Carriers Accounts

1.	ELIGIBLE NCI ACCOUNTS
	A.	Outstanding NCI Accounts Receivable					$
	B.	Less Accounts over 90 days old not covered by a letter of credit:					($ )
	C.	Less other ineligible Accounts:
		1.	10% Rule				($ )
		2.	5% Concentration				($ )
		3.	US Gov’t without Assignment of Claims compliance				($ )
		4.	Affiliate Accounts				($ )
		5.	Outside US without letter of credit or exemption				($ )
		6.	Setoff or counterclaim				($ )
		7.	Other:				($ )
		8.	Total Ineligible NCI Accounts (sum Lines 1B & 1C1-7)				($ )
	D.	Eligible NCI Accounts (Line 1A minus 1C8)					$

2.	BORROWING BASE
	A.	Net Eligible NCI Accounts Receivable (from Line 1D)		$	x	$85% =	$
	B.	Principal amount outstanding on NCI revolving line of credit					$
	C.	Lesser of Lines 2A and 2B (to Certificate Line 3E)					$

EXHIBIT D

Kansas City Steak Accounts & Inventory

1.	ELIGIBLE KC STEAK ACCOUNTS
	A.	Outstanding KC Steak Accounts Receivable					$
	B.	Less Accounts over 90 days old not covered by a letter of credit:					($ )
	C.	Less other ineligible Accounts:
		1.	10% Rule				($ )
		2.	5% Concentration				($ )
		3.	US Gov’t without Assignment of Claims compliance				($ )
		4.	Affiliate Accounts				($ )
		5.	Outside US without letter of credit or exemption				($ )
		6.	Setoff or counterclaim				($ )
		7.	Other:				($ )
		8.	Total Ineligible Accounts (sum Lines 1B & 1C1-7)				($ )
	D.	Eligible KC Steak Accounts (Line 1A minus 1C8)					$

2.	ELIGIBLE KC STEAK INVENTORY
	A.	KC Steak Inventory					$
	B.	Less Ineligible Inventory
		1.	Out-of-condition Inventory				($ )
		2.	Customer deposits, prepaids & advances				($ )
		3.	Inventory stored off-premises w/o bailee letter or negotiable receipt at:				($ )
		4.	Consigned Inventory from:				($ )
		5.	Other:				($ )
		6.	Total Ineligible Inventory (Sum Lines 2B1-5)				($ )
	C.	Eligible KC Steak Inventory (Line 2A minus 2B6)					$

3.	BORROWING BASE
	A.	Net Eligible KC Steak Accounts (from Line 1D)		$	x	$85% =	$
	B.	Net Eligible KC Steak Inventory (from Line 2C)		$	x	$65% =	$
	C.	Sum of Lines 3A and 3B					$
	D.	Principal amount outstanding on KC Steak revolving line of credit					$
	E.	Lesser of Lines 3C and 3D (to Certificate Line 3F)					$

EXHIBIT E

Collateral-Related Payables and Outstanding Checks

Exhibit 2A to

Third Amended and Restated Credit Agreement

FORM OF LINE OF CREDIT NOTE

$	Denver, Colorado
August 6, 2003

FOR VALUE RECEIVED, the undersigned FARMLAND NATIONAL BEEF PACKING COMPANY, L.P., a Delaware limited partnership (together with its successors as permitted in the Credit Agreement, the “Borrower”), promises to pay to the order of                                          (hereinafter referred to as “Lender”), at such place as U.S. Bank National Association, as agent for the Lender, may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of                                      ($                ) or so much thereof as may be advanced and be outstanding, together with interest on any and all principal amounts outstanding calculated in accordance with the provisions set forth below. This Note is issued under that certain Third Amended and Restated Credit Agreement of even date herewith (as the same may be amended, replaced, restated and/or supplemented from time to time, the “Credit Agreement”) between Borrower, U.S. Bank National Association, a national banking association, as agent (the “Agent”), Lender and the other lenders identified therein (collectively the “Lenders”).

Capitalized terms used and not defined herein shall have the meanings given to such terms in the Credit Agreement.

The outstanding Loans hereunder shall be maintained as Base Rate Loans, LIBOR Rate Loans or a combination thereof, as more fully provided in the Credit Agreement. The Borrower shall have the right to make prepayments of principal in accordance with the Credit Agreement.

Borrower shall pay interest on the unpaid principal amount of each Loan made by the Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth in the Credit Agreement. The Agent shall make automatic advances of principal under the Credit Agreement for any and all interest payments as the same become due and payable.

The unpaid balance of this obligation at any time shall be the total amounts advanced hereunder by the Lender, together with accrued and unpaid interest, less the amount of payments made hereon by or for the Borrower, which balance may be endorsed hereon from time to time by the Lender.

In addition to the repayment requirements imposed upon the Borrower under the Credit Agreement, together with the agreements referred to therein, the principal and interest owing under this Note shall be due and payable in full on the Maturity Date, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower. Time is of the essence hereof.

Interim payments made by Borrower pursuant to and in accordance with the Credit Agreement shall be applied as provided therein.

Should any Matured Default occur, then all sums of principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived, and the Lender shall have no obligation to make any further Loans pursuant to the Credit Agreement.

The obligations of the Borrower to the Lender hereunder and under the Credit Agreement are secured by the Collateral granted to the Agent, for the ratable benefit of the Lenders pursuant to and as set forth in the Credit Agreement.

This Note shall be construed in accordance with the laws of the State of Colorado.

FARMLAND NATIONAL BEEF PACKING COMPANY, L.P., a Delaware limited partnership

By:
Its:

Exhibit 2B to

Third Amended and Restated Credit Agreement

FORM OF TERM NOTE

$	Denver, Colorado
August 6, 2003

FOR VALUE RECEIVED, the undersigned FARMLAND NATIONAL BEEF PACKING COMPANY, L.P., a Delaware limited partnership (together with its successors as permitted in the Credit Agreement, the “Borrower”), promises to pay to the order of                                                                   (hereinafter referred to as “Lender”), at such place as U.S. Bank National Association, as agent for the Lender, may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of                                          ($                ) or so much thereof as may be advanced and be outstanding, together with interest on any and all principal amounts outstanding calculated in accordance with the provisions set forth below. This Note is issued under that certain Third Amended and Restated Credit Agreement of even date herewith (as the same may be amended, replaced, restated and/or supplemented from time to time, the “Credit Agreement”) between Borrower, U.S. Bank National Association, a national banking association, as agent (the “Agent”), Lender and the other lenders identified therein (collectively the “Lenders”).

Capitalized terms used and not defined herein shall have the meanings given to such terms in the Credit Agreement.

The outstanding Loans hereunder shall be maintained as Base Rate Loans, LIBOR Rate Loans or a combination thereof, as more fully provided in the Credit Agreement. The Borrower shall have the right to make prepayments of principal in accordance with the Credit Agreement.

Borrower shall pay interest on the unpaid principal amount of each Loan made by the Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth in the Credit Agreement. The Agent shall make automatic advances of principal under the Credit Agreement for any and all interest payments as the same become due and payable.

The unpaid balance of this obligation at any time shall be the total amounts advanced hereunder by the Lender, together with accrued and unpaid interest, less the amount of payments made hereon by or for the Borrower, which balance may be endorsed hereon from time to time by the Lender.

In addition to the repayment requirements imposed upon the Borrower under the Credit Agreement, together with the agreements referred to therein, the principal and interest owing under this Note shall be due and payable in full on the Maturity Date, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower. Time is of the essence hereof.

Interim payments made by Borrower pursuant to and in accordance with the Credit Agreement shall be applied as provided therein.

Should any Matured Default occur, then all sums of principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived, and the Lender shall have no obligation to make any further Loans pursuant to the Credit Agreement.

The obligations of the Borrower to the Lender hereunder and under the Credit Agreement are secured by the Collateral granted to the Agent, for the ratable benefit of the Lenders pursuant to and as set forth in the Credit Agreement.

This Note shall be construed in accordance with the laws of the State of Colorado.

FARMLAND NATIONAL BEEF PACKING COMPANY, L.P., a Delaware limited partnership

By:
Its:

Exhibit 3A to

Third Amended and Restated Credit Agreement, as Amended

Account Debtors Not Subject to Limitations

Account Debtors Not Subject to 5% Concentration Rule:

Albertsons & affiliates

Kroger & affiliates

Super Valu and affiliates

Topco & affiliates

Winn Dixie & affiliates

Royal Ahold & affiliates

Safeway & affiliates

Henan Shoe City Leather & affiliates

A&P Tea, Co. & affiliates

United States Government & agencies

Japan Food Corporation & affiliates

Sherwood Foods & affiliates

Associated Wholesale Grocers & affiliates

Fleming Companies & affiliates

H. E. Butt Grocery & affiliates

Colorado Boxed Beef & affiliates

Alliant Foodservice & affiliates

Hyundai Corporation & affiliates

Costco Wholesale & affiliates

ConAgra Food Company & affiliates

Tyson Foods & affiliates

Cargill Inc. & affiliates

US Foodservice & affiliates

Smithfield Foods & affiliates

Sara Lee Companies & affiliates

Account Debtors Outside of the U.S. Not Subject to Letter of Credit Requirements:

ALMACENES DE TEJAS, SA DE C.V.	MEX
C & C PACKING	CAN
C.G.C. JAPAN CO., LTD.	JAPN
CANADIAN AMERICAN MEATS	CAN
CASA LEY S.A. DE C.V.	MEX
COMERCIALIZADORA AMERICANA	MEX
DOMINION TANNERS	CAN
DOMINION TANNERS, LTD	CAN
EASTERN PACKING HOUSE BROKERS	CAN
GIGANTE S.A. DE C.V.	MEX
INTERCITY PACKERS LTD.	CAN
JAPAN FOOD CORPORATION	JPN
LESTER’S	CAN
MAPLELEAF FOODS INTERNATIONAL	CAN
MEAT FACTORY	CAN
MORSTOWE SALES INT’L LTD.	CAN
NAMTRADE INTERNATIONAL, INC	CAN
RONALD A. CHISHOLM LTD	CAN
SALAISON G. LAUZON INC	CAN
SALIX MERCHANDISE SYSTEMS CO.	JPN
STARZEN CO., LTD.	JPN
TOMEN AMERICA, INC	JPN
UNI FOODS	CAN
CANWORLD FOODS LTD	CAN
FRIGORIFICA CONTRERAS S A DEVC	MEX
GRUPO OSUNA S A	MEX
HONEYMAN’S BEEF PURVEYORS	CAN
INABATA COMPANY LTD	JAP
NITCHIKU LIMITED	JAP
OPERADORA DE CIUDAD JUAREZ	MEX
OPERADORA DE REYNOSA S A DE CV	MEX
OZASIA RESOURCES LIMITED	CHI
PROMOTORA DE MERCADOS DEL NORT	MEX
ROB-BOND INTERNATIONAL INC	CAN
SHANGHAI RICHINA LEATHER CO	CHI
SUMIKIN BUSSAN CORPORATION	JAP

[End of Exhibit 3A.]

Exhibit 3B to

Third Amended and Restated Credit Agreement, as Amended

Inventory in Possession of Third Parties but not Excluded from “Eligible Inventory”

Outside Inventory Locations

Americold – Amarillo

Amarillo, Texas

Americold – Garden City

Garden City, Kansas

Americold – Wichita

Wichita, KS

Americold – Phoenix

Phoenix, AZ

Americold – Denver

Denver, CO

Millard Refrigerated Services – Dodge City

Dodge City, Kansas

Cloverleaf Cold Storage

Sioux City, Iowa

Pacific Coast Container

Oakland, California

Millard Refrigerated Services

Omaha, Nebraska

Commercial Distribution Center

Independence, MO

Americold Logistics Facility Listing

Carthage, Missouri

Atlanta, Georgia

Indianapolis, Indiana

Fogelsville, Pennsylvania

Fort Worth, Texas

Ontario, California

Midwest Cold Storage, Kansas City, Kansas

US Cold Storage, Lyons, Illinois

Southwest Cold Storage, Phoenix, Arizona

[End of Exhibit 3B.]

Exhibit 7A to

Third Amended and Restated Credit Agreement, as Amended

Part 1: Judgments, Litigation, Claims and Proceedings

1. On July 1, 2002, a lawsuit was filed against Borrower (and three other co-defendants) in South Dakota federal court seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class but no class has yet been certified in this action. Borrower believes that it has acted properly and lawfully in its dealings with cattle producers.

2. On December 12, 2002, Michael Callicrate, doing business as Callicrate Feedyards, filed a lawsuit against Borrower in Missouri federal court. The complaint alleges that Borrower, in violation of the Packers and Stockyards Act of 1921, the Sherman Antitrust Act and the Kansas Consumer Protection Act, refused to evaluate and bid on cattle offered for sale by the plaintiff in retaliation for negative public comments made by employees of the plaintiff regarding Borrower’s business practices. The plaintiff seeks damages of at least $5,345,000, as well as treble damages, punitive damages, continuing and future damages, prejudgment interest and attorneys fees. A trial has been scheduled for October 2004.

Part 2: Defaults and Disputes

Certain aspects of the Transaction such as the change of control may trigger a default under the Master Lease Agreement dated as of August 14, 1998, as amended, between LaSalle National Leasing Corporation and Borrower. The Lease covers material handling equipment at the Liberal, Kansas facility. Borrower has been verbally assured that LaSalle will amend the Lease or waive the default.

Continuation of Exhibit 7A to

Third Amended and Restated Credit Agreement, as Amended

Disclosure Exhibit

Part 3: Licenses, Patents, Copyrights, Trademarks, Trade Names and Applications

The following are owned by Borrower:

National Beef Packing Company, L.P.
NBP International
NAT-PAK	Reg. No. 1,132,302 (registration lapsed on April 1, 2000; Borrower chose not to renew)
National Beef	U.S. Reg. No. 2,456,792
National Beef Packing
NBP Japan, Inc.
NBP Japan Kabushiki Kaisha
NBP Korea, Inc.
NBP Korea
Hyplains Beef
Hyplains Dressed Beef
National Beef Packing Company
Beef From the Heart of the Nation	U.S. Reg. No. 1,069,053

[GRAPHIC APPEARS HERE]

NatureCheck	U.S. Appl. Ser. No. 76/012585
SafeServe	U.S. Appl. Ser. No. 76/012586 (Borrower has abandoned)
Quick & Tender	U.S. Appl. Ser. No. 76/012587 (Borrower has abandoned)
Tender Marinades	U.S. Appl. Ser. No. 76/063249 (Borrower has abandoned)
NBP
The Best Steaks Money Can Buy
Black Canyon	U.S. Reg. No. 2,595,452
Aged for Tenderness, Marinated for Flavor	U.S. Appl. Ser. No. 76/127896
Slow Cooked Beef for a Fast Paced World	U.S. Appl. Ser. No 76/127890
A Distinctive Brand of Quality
We’re Giving Beef a Whole New Name
Ground & Browned	U.S. Reg. No. 2,633,523
Triple Trimmed

LISC
Liberal International Sales Corp.
NATIONAL BEEF and Design	U.S. Reg. No. 2,397,633

[GRAPHIC APPEARS HERE]

MISCELLANEOUS DESIGN	U.S. Reg. No. 2,393,359

[GRAPHIC APPEARS HERE]

Idle Wild Foods, Inc.
Idle Wild Security Inc.
SFI
Supreme Carriers
Supreme Cattle Company
Supreme Feeders, Inc.
Supreme Cattle Feeders
Supreme Feeders
Supreme Cattle
Cimarron Grain

The following will be licensed by Borrower from Farmland Industries, Inc. and Farmland Foods, Inc under the Intellectual Property License Agreement dated as of December 1, 1997 as extended by the Trademark License Agreement dated as of August [6], 2003:

Black Angus Beef Farmland and Design	U.S. Reg. No. 1,878,766
Farmland National Beef
Farmland Black Angus Beef	Registered to Farmland Foods
Farmland Certified Premium Beef	U.S. Appl. Ser. No. 75/588834
Farmland National Beef Packing Company, L.P.

License to exploit lactoferrin (through 47.5% interest in aLF Ventures, LLC)

Routine software licenses.

In addition, Borrower’s subsidiaries hold certain marks such as National Carriers, Inc., NCI, NCI logo, NCI Leasing, Inc., ELITE FLEET (Reg. No. 2,178,679), Kansas City Steak Company, and Kansas City Steak.

Continuation of Exhibit 7A to

Third Amended and Restated Credit Agreement, as Amended

Disclosure Exhibit

Part 4: Security Interests, Liens, Claims and Encumbrances

1. Existing interests, liens, claims, encumbrances and exceptions to title of record.

2. Liens granted pursuant to Water Services Agreement.

Part 5: Tax Liability Claims

None.

Part 6: Other Indebtedness and Producer Payables

1. Contingent obligations related to the Water Services Agreement.

2. Indebtedness under the Debt Securities or the Bridge Commitment Loan.

Part 7: Other Names Used by the Borrower

trade names disclosed in Part 3.

Farmland names:

Farmland National Beef Packing Company, L.P.

Farmland National Beef Foreign Sales Corporation

Farmland National Beef - Japan, Inc.

Farmland National Beef Japan

Farmland National Beef

Farmland Black Angus Beef

FNBP

Continuation of Exhibit 7A to

Third Amended and Restated Credit Agreement, as Amended

Disclosure Exhibit

Part 8: Affiliates (giving effect to the Transaction)

aLF Ventures, L.L.C. (Borrower owns 47.5% interest prior to the Transaction)

Farmland National Beef aLF, L.L.C. (Wholly-owned subsidiary of Borrower)

Kansas City Steak Company, LLC (Borrower owns 76.93% interest)

National Carriers, Inc. (Wholly-owned subsidiary of Borrower)

N.B.P. Japan Kabushiki Kaisha (formerly Farmland National Beef Japan, Inc.) (Wholly-owned Subsidiary of Borrower)

NBPCo, L.L.C. (General Partner of Borrower prior to conversion)

NBP Korea, Inc. (Wholly-owned subsidiary of Borrower)

NCI Leasing, Inc. (Wholly-owned subsidiary of National Carriers, Inc.)

US Premium Beef, Ltd. (Limited Partner of Borrower prior to conversion)

USPBCo., L.L.C. (General Partner of Borrower prior to conversion)

NBPCo Holdings, LLC (wholly owned by Beef Products, Inc., and owner of an estimated 20.25% of Borrower)

Beef Products, Inc. (through its ownership of NBPCo Holdings, LLC)

NB Acquisition, LLC (will merge with and into Borrower as part of Transaction)

NB Finance Corp (Wholly-owned subsidiary of Borrower)

John R. Miller (member of Borrower after conversion)

French Basin Land & Cattle Co., LLC (member of Borrower after conversion)

TKK Investments, LLC (controlled by Tim Klein) (member of Borrower after conversion)

Scott H. Smith (member of Borrower after conversion)

Continuation of Exhibit 7A to

Third Amended and Restated Credit Agreement, as Amended

Disclosure Exhibit

Part 9: Environmental Matters

Borrower makes the following disclosures on a confidential basis and upon the basis of information known to Borrower in its ordinary course of business. Borrower has not made any investigations of physical property, federal, state or local agency files, data bases or personnel, or of any entities with which Borrower does business or their properties. These disclosures do not include any matters of noncompliance which, if in existence, the disclosure of which would cause Borrower to forfeit Borrower’s opportunity to avail itself of any state or federal laws of self disclosure.

1. Liberal, Kansas Plant Groundwater. Unidentified off-site sources have contaminated the Liberal plant supply well with volatile organic compounds. In 1997, Borrower and the Kansas Department of Health and Environment (“KDHE”) entered into a Contract whereby KDHE is paying the capital costs of the air stripper treatment system to address this contamination and Borrower must continue use of the supply well, perform sampling of well water, and pay for operation and maintenance of the air stripper. If groundwater in the area cannot be remediated to acceptable quality for use by the plant, there may be material loss to Borrower.

2. Liberal, Kansas Wastewater. Borrower discharges process and sanitary wastewater and storm water from the Liberal, Kansas, beef packing plant to a wastewater treatment lagoon system directly adjacent to the plant that is owned and operated by the City of Liberal. Under a Preannexation and Wastewater Treatment Agreement of September 21, 1994 between Borrower and the City of Liberal, the City is obligated to provide this treatment. The system is operated pursuant to a total retention (nondischarging) water treatment system permit issued the City by the KDHE. Some wastewater from the last cell of the system is piped to the City’s separate mechanical treatment plant. Region VII of the U.S. Environmental Protection Agency has disputed as recently as 1997 that the City’s treatment system is a discharging system because it believes the last lagoon cell of the nondischarging system to be a water of the United States under the federal Clean Water Act. Discharges into a water of the United States can be made only under a National Pollutant Discharge Elimination System (“NPDES”) permit. NPDES permit conditions would require significant treatment of the water before it could be discharged to the last lagoon cell. If the EPA’s interpretation were applied, and if the Preannexation Agreement was interpreted to release the City from providing NPDES treatment, Borrower would have to spend substantial monies to put in place a treatment system to meet NPDES requirements.

3. Double Eagle Refinery Superfund Site, No. CERCLA 6-07-01. The Double Eagle Refinery in Oklahoma County, Oklahoma began operation in 1929 and refined used motor oils until 1978. Solidified waste oils containing lead and other metals are present in surface lagoons and are seeping into ground water. National Beef has been notified by the U.S. EPA that it is a

“PRP,” a potentially responsible party for site costs. Borrower has settled its liability on a de minimis basis.

4. Liberal, Kansas Underground Storage Tank Remediation. On July 29, 1998, Borrower signed an Underground Fund Consent Agreement with the Kansas Department of Health and Environment (“KDHE”) under which Borrower resolved its liability through penalties for alleged noncompliance with certain underground tank regulations and under which Borrower must pay the first $5,000 of costs for corrective action in response to releases from an underground petroleum storage tank at the Liberal, Kansas plant with the Kansas Underground Fund to pay remaining costs unless the Underground Fund becomes insolvent. The corrective action plans for the work are being developed by a consultant for National Beef. The current estimate for corrective action costs is approximately $22,000.

5. Other. Other items left open by environmental assessment reports provided.

6. Dodge City, Kansas Underground Storage Tank Remediation. On March 12, 2003 Borrower signed an Underground Fund Consent Agreement with KDHE under which Borrower resolved its liability under underground tank regulations and under which Borrower must pay the first $5,000 of costs for corrective action in response to releases from underground storage tanks on property that Borrower purchased in the late 1990’s. The Kansas Underground Fund will pay remaining costs unless the Underground Fund becomes insolvent. Bids for the required remediation are being accepted. Currently, there is not an estimate for remediation costs.

7. Dodge City, Kansas Waste Handling. The Borrower uses the services of Mike Turner, I-X Ranch, for transport of paunch and grit. Paunch is delivered to Dodge City Feeders as a feed source for cattle. Grit is transported to I-X Ranch Property for land application. KDHE has been investigating and working with Mr. Turner regarding land application of the grit that he obtains from the Borrower as well as material from other companies. By letter dated June 17, 2003, KDHE made two requests of the Borrower regarding the material handled by Mr. Turner. First, KDHE requested that the Borrower provide verification that the use of paunch supplied to Dodge City Feeders as a feed source is a practice approved by the Kansas Department of Agriculture and/or Kansas Department of Animal Health. The Borrower is in the process of obtaining the requested verification. Second, KDHE requested that the Borrower prepare by August 1, 2003 a contingency plan to identify alternative waste handling and disposal procedures for the paunch and grit should the services of Mr. Turner become unavailable. In addition, KDHE made the observation that by January 1, 2004, Mr. Turner must obtain a compost permit to facilitate processing of wastes that cannot be directly land applied or taken to Dodge City Feeders and that such wastes must be transported to a permitted compost or landfill facility. The Borrower intends to respond promptly to KDHE and continues to work cooperatively with KDHE and Mr. Turner to resolve all issues associated with Mr. Turner’s handling of the paunch and grit.

Continuation of Exhibit 7A to

Third Amended and Restated Credit Agreement, as Amended

Disclosure Exhibit

Part 10: Bank Accounts

Bank	Location	Account Name	Account Number	Purpose
Commerce Bank	Kansas City, MO	US Bancorp Ag Credit Inc As Agent For Farmland National Beef Packing Company LP	2807155	Lockbox and local depository for Kansas City office
Bank One	Fort Worth, TX	US Bancorp Ag Credit Inc As Agent For National Beef Packing Company LP	1889 0471 46	Lockbox, electronic payments
United Missouri Bank (UMB)	Kansas City, MO	US Bancorp Ag Credit Inc As Agent For Farmland National Beef Packing Company LP	98 7087 373 7	Lockbox
Mellon	Philadelphia, PA & Los Angeles, CA	US Bancorp Credit Inc c/o National Beef National Beef Packing Co	100 092 2806	Lockboxes
Scotia Bank	Toronto, Ontario, Canada	National Beef Packing Co., LP	3750 12	Deposit account
Scotia Bank	Toronto, Ontario, Canada	National Beef Packing Co., LP	6022 19	US$ clearing account
Bank Of America	Kansas City, MO	US Bancorp Ag Credit Inc As Agent For Farmland National Beef Packing Company LP	375-0925571	Lockbox, local depository for Liberal & Dodge City, KS
Security Bank Of Kansas City	Kansas City, KS	Kansas City Steak Co. LLC - Operating Account	102 257 804	Lockbox, local depository
Security Bank Of Kansas City	Kansas City, KS	Kansas City Steak Co. LLC - Cash collateral Account	102 257 812	Checking - A/P, Payroll
Bank Of America	Dallas, TX	Payroll Funding Account	375-0969430	payroll funding & sweep repo
Bank Of America	Atlanta, GA	National Beef Packing - Management	329-9942542	Salary Payroll (CDA)
Bank Of America	Atlanta, GA	National Beef Packing Payroll Account - Hourly	329-9942559	Hourly Payroll (CDA)
US Bank	Havre, MT	National Beef Packing Co. LP	1500 8008 4547	A/P Checking (CDA)
US Bank	Havre, MT	Farmland National Beef Packing Co. LP	1500 8065 0487	Health & Benefits Checking (CDA)
US Bank	Havre, MT	US Premium Beef - Cattle Procurement (acct. owned by USPB, but maintained by NBP)	1500 8064 9695	cattle purchases (CDA)
US Bank	Havre, MT	Farmland National Beef Packing Co.LP Cattle Account	1500 8068 2279	cattle purchases (CDA)
US Bancorp Ag Credit	Denver, CO	Farmland National Beef Packing Co. L.P.	96-1735-030880	Revolving Line of Credit
US Bank	Minneapolis, MN	National Beef Packing Co. L.P.	1943 1103 9904	Operating Account (DDA)
US Bank	Denver, CO	National Beef Packing Inc Pledged to US Bank National Association	1036 5606 2272	Bank Control Account
ABN AMRO	Toronto, Ontario, Canada	Farmland National Beef Foreign Sales Corporation	472 131 868741	Foreign Sales Clearings
Cho Hung Bank	Seoul, South Korea	FNBP Korea, Inc.	592 01 004038	Seoul office Operating Account
Bank of Tokyo - Mitsubishi	Tokyo, Japan	Farmland National Beef Japan, Inc.	1018821	Tokyo office Operating Account
Firstar Bank	Kansas City, MO	Farmland National Beef ALF, LLC	4343952687	al Operating Account

Bank	Location	Account Name	Account Number	Purpose
AmSouth Bank	Nashville, TN	NCI Account 101102.000	1001945341	Driver ATM withdrawal account
FleetBoston	New Jersey	NCI Account 101103.000	2642-003901	Operating Account
FleetBoston	New Jersey	NCI Account 101104.000	2100-002739	Owner-Operator Controlled Disb Acct
Bank of America	Dallas, TX	National Beef Packing Co LP	3750-969430	Payroll Funding
FleetBoston	New Jersey	NCI Account 101107.000	2100-002720	A/P Controlled Disb Acct
Bank of America	Dallas, TX	NCI Account 101108.000	3750946725	Lockbox
FleetBoston	New Jersey	NCI Account 101109.000	9429-255875	H&B Controlled Disb Acct
First National Bank	Liberal, KS	NCI Account 101300.000	134287	Credit Card Trans/Payroll checks
First National Bank	Liberal, KS	NCI Account 101300.000	761362	NCI Leasing A/P
Piper Jaffray	Denver, CO	Farmland National Beef Packing Co. L.P.	3112-5780	Investment Account
Zion Bank	Salt Lake City, UT	Farmland National Beef Packing Co. L.P.	520-85663-4	PSA Trust Account
Commerce Bank	Kansas City, MO	Farmland National Beef Packing Co. L.P.	80-0219-12-3	Liberal 2000 IRB Trust Account
Commerce Bank	Kansas City, MO	Farmland National Beef Packing Co. L.P.	80-0219-02-4	Dodge City 2000 IRB Trust Account

Continuation of Exhibit 7A to

Third Amended and Restated Credit Agreement, as Amended

Disclosure Exhibit

Part 11: Other Agreements

None.

Parts 12 – 19: [Intentionally Omitted]

Part 20: Pension Reform Act

Certain of Borrower’s employees are covered under the United Food and Commercial Workers International Union – Industry Pension Fund Future Service Pension Plan (the “Plan”). Borrower does not administer the Plan and, therefore, is not aware of any event, including any “Reportable Event” or “Prohibited Transactions,” as those terms are defined in ERISA, which might constitute grounds for the termination of the Plan or for the appointment by the appropriate United States District Court of a trustee to administer the Plan.

Parts 21 – 25: [Intentionally Omitted]

Part 26: Intellectual Property

In Farmland National Beef Packing Co., L.P. v. Multiple Systems, Inc. (02 C 71) Seward County, Kansas District Court, Borrower is currently a plaintiff in a lawsuit filed in May 2002 against Multiple Systems, Inc. (MS) to recover attorney fees and litigation expenses (approximately $70,000) it incurred as a result of defending patent claims and demands made by ConAgra. ConAgra claimed that certain hide pullers used by Borrower (sold and marketed by MS) violated a business methods patent. Ultimately, ConAgra and MS reached a settlement wherein customers such as Borrower were granted conditional licenses to use the existing pullers. Borrower’s theories against MS include breach of UCC implied warranty and indemnification. No pending counterclaims or demands have been made against Borrower by MS, ConAgra, or anyone else involving this case. Borrower has no exposure regarding this case.

Exhibit 8A to

Third Amended and Restated Credit Agreement

List of Closing Documents

1.	This Third Amended and Restated Credit Agreement

2.	Notes

3.	Third Amended and Restated Security Agreement

4.	Third Amended and Restated Trademark License Agreement (as to Owned Marks) and an Acknowledgement and Consent (as to Licensed Marks).

5.	Agent’s Letter

6.	Kansas Mortgage Amendment

Ford County / Third Amendment

Seward County / Third Amendment

Pennsylvania Mortgage Amendment

Snyder County / Second Amendment

7.	Commitment for date down endorsement of Mortgagee’s Title Insurance Policies for properties referred to in item 7 (which were issued in a total tied in amount of $125,000,000, including Variable Rate, Future Advance and Last Dollar Endorsements).

8.	Surveys / Flood Plain Certifications for properties referred to in item 7 (delivered to the Agent under Prior Credit Agreement).

9.	Environmental Assessments for properties referred to in item 7 (delivered to the Agent under Prior Credit Agreement).

10.	Certificate:

Certificate of the Secretary of NB Acquisition, LLC

Certificate of the Secretary of U.S. Premium Beef, Ltd.

Certificate of a Member of the Management Committee of Borrower

11.	Certificates of Good Standing for Farmland National Beef Packing Company, L.P., and within 10 days after the Conversion, for National Beef Packing Company, LLC

Delaware

Kansas

Missouri

Pennsylvania (to be delivered within 60 days of the Closing Date)

Georgia

California

Illinois

12.	Copies of the Limited Partnership Agreement of Farmland National Beef Packing Company, L.P. and, at the time of the Conversion, the Operating Agreement of National Beef Packing Company, LLC

14.	Opinions of Counsel for Borrower

General Counsel Opinion

Opinion of Pennsylvania Counsel

15.	UCC Lien Searches:

Farmland National Beef Packing Company, L.P. and National Beef Packing Company, LLC

Secretary of State of Delaware (delivered to the Agent)

(Pre RA9 searches obtained by the Agent under Prior Credit Agreement)

16.	UCC Financing Statements (to the extent not previously filed)

Farmland National Beef Packing Company, L.P.

Secretary of State of Delaware (Initial Financing Statement in Lieu of Continuation is on File)

Snyder County Pennsylvania (Fixture Filing is on File)

After Conversion, Amendments to these filings showing name change to National Beef Packing Company, LLC

Kansas City Steak Company, L.L.C.

Secretary of State of Missouri

National Carriers, Inc. and NCI Leasing, Inc.

Secretary of State of Kansas (Financing Statements are on File)

17.	Bailee Letters (as needed)

18.	Margin Account Assignments (delivered to the Agent under Prior Credit Agreement)

19.	Assignment of Borrower’s Note in the amount of $10,000,000 issued by Kansas City Steak Company, L.L.C., together with the Note and related documents (delivered to the Agent under Prior Credit Agreement)

20.	Assignment of Borrower’s Note in the amount of $10,000,000 issued by NCI and NCI Leasing, together with the Note and related documents

21.	Pledge Agreement, dated as of April 1, 2003, by Borrower with regard to the stock of NCI, and by NCI with regard to the stock of NCI Leasing, together with original stock certificates (delivered to the Agent under Prior Credit Agreement)

22.	The following appraisals, which will satisfy, to the extent applicable, the appraisal requirements set forth in the Uniform Standards of Professional Appraisal Practice, and indicating a combined market value of the Borrower’s equipment and real property located at Dodge City and Liberal of not less than $178,572,000: (i) An appraisal of the market value of equipment located at Dodge City and Liberal, assuming “continued use”; and (ii) An appraisal of the market value of the real property, including land, buildings, building service systems, and other land improvements located at Dodge City and Liberal. For comparative and information purposes the following is also required: (i) An evaluation of the orderly liquidation value of said equipment; (ii) An evaluation of the market value of said real property assuming a hypothetical “go dark” scenario; and (iii) business enterprise evaluations of Borrower’s Dodge City facilities and Borrower’s Liberal facilities as separate “going-concerns”.

23.	Copies of all documents related to the Transaction and, at the time of the Merger and Conversion, copies of all documents related to the Merger and Conversion.

Exhibit 9A to

Third Amended and Restated Credit Agreement

Form of Compliance Certificate

Quarterly Compliance Certificate

Fiscal Quarter Ended              ,

Pursuant to Section 9.1 of the Third Amended And Restated Credit Agreement dated August 6, 2003 (as may be amended, modified, supplemented, renewed or replaced from time to time, the “Credit Agreement”) by and between National Beef Packing Company, LLC, a Delaware limited liability company, successor by conversion to Farmland National Beef Packing Company, L.P., a Delaware limited partnership (“Borrower”), the financial institutions that are parties thereto (collectively the “Lenders”) and U.S. Bank National Association, a national banking association, as a Lender and in its capacity as Agent for the Lenders (in such capacity, the “Agent”), the undersigned certifies to the Agent and the Lenders as follows:

1.	The financial statements of Borrower, attached hereto, for the period indicated above (the “Financial Statements”), have been prepared in accordance with the requirements of Section 9.1 of the Credit Agreement and have been delivered on or before the date they are due.

2.	The representations and warranties contained in Section 7 of the Credit Agreement, as updated by disclosures in writing to the Agent as permitted therein, are true and correct as of the date hereof as though made on this date.

3.	Borrower is in compliance with all of the affirmative and negative covenants set forth in Section 9 and 10 of the Credit Agreement as of the date hereof.

4.	Specifically, as of the date of the Financial Statements:

a.	Borrower is required, as of the end of each quarterly accounting period beginning with the quarterly accounting period ending in August, 2003, to have a minimum four-quarter rolling EBITDA (as described in the Credit Agreement), as follows:

EBITDA	Quarter Ended
$90 million	Closing Date through May 31, 2004
$92 million	August 31, 2004 through May 31, 2005
$105 million	August 31, 2005 through May 31, 2006
$110 million	August 31, 2006 and thereafter.

Borrower’s actual EBITDA as so described is             .

In Compliance:    Yes           No

b.	Borrower is required, as of the end of each quarterly accounting period beginning with the quarterly accounting period ending in August, 2003, to have a maximum Funded Debt to EBITDA Ratio (as described in the Credit Agreement), as follows:

Funded Debt to EBITDA	Quarter Ended
4.25 to 1.00	Closing Date through May 31, 2005
3.50 to 1.00	August 31, 2005 through May 31, 2006
3.25 to 1.00	August 31, 2006 through May 31, 2007
3.00 to 1.00	August 31, 2007 through May 31, 2008
2.75 to 1.00	Thereafter.

Borrower’s actual Funded Debt to EBITDA Ratio as so described is             .

In Compliance:    Yes           No

c.	Borrower is required, as of the end of each quarterly accounting period beginning with the quarterly accounting period ending in August, 2003, to have a maximum Senior Secured Funded Debt to EBITDA Ratio (as described in the Credit Agreement), as follows:

Senior Secured Funded Debt to EBITDA	Quarter Ended
2.50 to 1.00	Closing Date through May 31, 2004
2.40 to 1.00	August 31, 2004 through May 31, 2005
2.00 to 1.00	August 31, 2005 through May 31, 2006
1.75 to 1.00	August 31, 2006 through May 31, 2008
1.50 to 1.00	Thereafter.

Borrower’s actual Senior Secured Funded Debt to EBITDA Ratio as so described is             .

In Compliance:    Yes           No

d.	Borrower is required, as of the end of each quarterly accounting period beginning with the quarterly accounting period ending in August, 2003, to have a four-quarter rolling Fixed Charge Coverage Ratio (as described in the Credit Agreement)of not less than 1.15 to 1.

Borrower’s actual Fixed Charge Coverage Ratio as so described is             .

In Compliance:    Yes           No

e.	Borrower is prohibited from having Net Capital Expenditures (as described in the Credit Agreement) during any Fiscal Year in a amount in excess of the highest amount that will permit the Borrower to comply with all of the other terms and provisions of the Credit Agreement; Borrower’s actual year-to-date Net Capital Expenditures are $ .

In Compliance:    Yes           No

f.	The rate at which interest accrues under Borrower’s Notes is determined in accordance with a Financial Performance Level (as described in the Credit Agreement), which, in turn, is determined by the Borrower’s Funded Debt to EBITDA Ratio. As of (the most recent fiscal quarter end), Borrower’s Funded Debt to EBITDA Ratio was and the Financial Performance Level was .

5. All adjustments and calculations related to the amounts set forth in each of 4.a. through 4.f. above are attached hereto.

Dated:                         , 200

National Beef Packing Company,

LLC

By:

Its:

Schedule 4.a. EBITDA (Four Quarter Rolling)

Net Income	$
Plus Provision For Income Taxes	$
Plus Interest Expense	$
Plus Depreciation Expense	$
Plus Amortization Expense	$
Plus Other Non-cash Expenses or Charges	$
Minus Non-Operating Gains	$
Plus Non-Operating Losses	$
EBITDA	$

Schedule 4.b. Funded Debt to EBITDA Ratio
Funded Debt	$
Divided By EBITDA (From Schedule 4.a.)	$
Funded Debt to EBITDA Ratio

Schedule 4.c. Senior Secured Funded Debt to EBITDA Ratio
Senior Secured Funded Debt	$
Divided By EBITDA (From Schedule 4.a.)	$
Funded Debt to EBITDA Ratio

Schedule 4.d. Fixed Charge Coverage Ratio (Four Quarter Rolling)
EBITDA (From Schedule 4.a.)	$
Minus Cash Income Taxes Paid	$
Minus Cash Distributions	$
Minus Cash Interest Paid	$
Capital Items Purchased	$
Minus Capital Items Sold	$
Minus Financing For Capital Items Purchased	$
Minus Net Capital Expenditures		$
Unallocated Cash Flow		$

Plus Carryover Cash Flow (2003 and 2004)	$
Plus Cash Interest Paid	$
Adjusted Unallocated Cash Flow		$
Principal Paid On Long Term Debt*	$
Plus Cash Interest Paid	$
Divided By Principal And Interest Paid		$
Fixed Charge Coverage Ratio

* Includes scheduled pay,emts only. Does not include principal payments on the Line of Credit.

Schedule 4.e. Capital Expenditures

Ending Property, Plant and Equipment $
Minus Ending Accumulated Depreciation $
Ending Net Property, Plant and Equipment	$
Beginning Property, Plant and Equipment $
Minus Beginning Accumulated Depreciation $
Minus Beginning Net Property, Plant and Equipment	$
Plus Depreciation Expense During Such Period	$
Net Capital Expenditures	$

Schedule 4.f. Financial Performance Level
Funded Debt to EBITDA Ratio (From Schedule 4.b.)

Financial Performance Level	Funded Debt to EBITDA Ratio
Level 1	Greater than or equal to 3.50 to 1.0
Level 2	Less than 3.50 to 1.0 but greater than or equal to 3.25 to 1.0
Level 3	Less than 3.25 to 1.0 but greater than or equal to 3.00 to 1.0
Level 4	Less than 3.00 to 1.0 but greater than or equal to 2.75 to 1.0
Level 5	Less than 2.75 to 1.0 but greater than or equal to 2.50 to 1.0
Level 6	Less than 2.50 to 1.0

Financial Performance Level Is

Exhibit 9B to

Third Amended and Restated Credit Agreement

Schedule of Insurance – November 2001

FARMLAND NATIONAL BEEF PACKING COMPANY LP

SCHEDULE OF INSURANCE

NOVEMBER, 2001

TYPE	CARRIER(S)	LIMITS			EXPIRATION	DEDUCTIBLE
Directors & Officers	Chubb Federal		$20,000,000		10/30/2002	None for Individuals
	Gulf Insurance		$10,000,000 X $20,000,000			$500,000 Corporate
						Reimbursement
General/Product Liability	Nationwide Mutual	* $	2,000,000/Occurrence	(1)	12/01/2002	$250,000/Occurrence
			$4,000,000 GL Aggregate	(1)
			$4,000,000 Product Aggregate	(1)
Vehicle Liability	Nationwide Mutual		$3,000,000 CSL	(1)	12/01/2002	None
Excess Umbrella Liability	AIG—National Union (3)		$50 Million X Primary		12/01/2002
	Zurich—American Guaranty (3)		50 Million X $50 Million X Primary
	X.L. Insurance Co.		$75 Million X		12/23/2001
			$100,000 X Primary
	Ace Insurance Co.		$25 Million x
			$175 Million

	TOTAL:		$200 Million
Aircraft	AAU				07/25/2002	None
	84 Cessna Citation-Physical Damage & War		$2,875,000
	90 Cessna Citation-Physical Damage & War		$4,350,000

	TOTALS:		$7,225,000
Property
Liberal, KS	Layered Program		$184,900,000		11/01/2002	$25,000,000	(SIR)
	Business Interruption Values		$97,185,239
Dodge City, KS			$135,052,500
Various Cold Storage	Inventory Only		$5,000,000
Warehouses
Kansas City, KS	Case Ready Equipment at KC Steak		$5,100,000
	Business Interruption Values		$4,482,235
Hummels Wharf, PA			$10,760,000
	Business Interruption Values		$12,112,407
Moultrie, GA			$10,730,000
	Business Interruption Values		$9,727,055
Pomona, CA	Lab		$1,224,000
	Total Values:		$352,766,500
	Total Business Interruption Values:		$186,938,769
	TOTAL:		$539,705,269

FARMLAND NATIONAL BEEF PACKING COMPANY LP

SCHEDULE OF INSURANCE

NOVEMBER, 2001

TYPE	CARRIER(S)	LIMITS	EXPIRATION	DEDUCTIBLE
Employee Fidelity & Forgery	St. Paul Fire & Marine	$15,000,000 Employee Dishonesty	02/20/2002	$250,000/Occurence
		$10,000,000 Forgery
Fiduciary	Federal Insurance Co.	$25,000,000	06/12/2002	$100,000/Occurence

(1)	Tied into Excess Umbrella Liability
(2)	Blanket Limit includes National Carries
(3)	Two Year Policy

*	Based on estimated sales–premium subject to audit

Farmland National Beef Packing Company, L.P.

Property Insurance

FY2002

State	City	Address	Occupancy	Bldg/Impr	Mach/Equip	Avg Inventory	Office Contents	Bus Interrup	Total Values
KS	Liberal	1501 E 8th Street	Plant & Material Handling Buidling	166,400,000	incl	18,500,000		97,185,239	282,085,239
KS	Dodge City	2000 East Trail	Plant	58,032,000	63,520,500	13,500,000		63,431,833	198,484,333
KS	Kansas City	100 Osage	Plant		5,100,000			4,482,235	9,582,235
CA	Pomona		Lab		1,224,000				1,224,000
GA	Moultrie	189 W By-Pass	Case Ready Plant	2,080,000	7,650,000	1,000,000		9,727,055	20,457,055
PA	Hummels Wharf	LR 54067 & Elm Street	Case Ready Plant	3,640,000	6,120,000	1,000,000		12,112,407	22,872,407
			Various Cold Storage Warehouses			5,000,000			5,000,000
									539,705,269

Exhibit 13A to

Third Amended and Restated Credit Agreement

Form of Assignment and Acceptance

Assignment and Acceptance

Dated:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of August 6, 2003 (as modified, amended, extended or renewed from time to time, the “CreditAgreement”) by and among NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company, successor by conversion to Farmland National Beef Packing Company, L.P., a Delaware limited partnership (the “Borrower”), the Lenders (as defined in the Credit Agreement) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement and not defined herein are used herein with the same meaning.

NOW, THEREFORE, [Insert Name of Lender Making Assignment] (the “Assignor”) and [Insert Name of Lender Receiving Assignment] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor [Insert        % Amount]% of the [Line of Credit Loan Commitments] (out of the [Insert        % Amount]% which Assignor holds) and [Insert        % Amount]% of the [Term Loan Commitments] (out of the [Insert        % Amount]% which Assignor holds) together with all of the Assignor’s related rights and obligations under the Credit Agreement as of the Effective Date (as defined below).

2. The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; [and] (d) attaches the [Line of Credit Note] payable to the Assignor and requests that the Agent exchange such [Line of Credit Note] for new [Line of Credit Notes] as follows: a [Line of Credit Note] dated [Insert Date – Same Date as Old Note] in the principal amount of $[Insert $            Amount], payable to the order of the Assignee and a [Line of Credit Note] dated [Insert Date – Same Date as Old Note] in the principal amount of $[Insert $            Amount], payable to the order of the Assignor; [and (?) attaches the [Term Note] payable to the Assignor and requests that the Agent exchange such [Term Note] for new [Term Notes] as follows: a [Term Note] dated [Insert Date – Same Date as Old Note] in the principal amount of $[Insert $            Amount], payable to the order of the Assignee and a [Term Note] dated [Insert Date – Same Date as Old Note] in the principal amount of $[Insert $            Amount], payable to the order of the Assignor;] [and (?) has delivered and endorsed the Notes held by the Assignor to the Assignee, payable to the order of the Assignee].

3. The Assignee: (a) confirms that it has received copies of the Financing Documents, together with copies of the most recent financial statements referred to in Section 9.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agent to take such action on the Assignee’s behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Financing Documents are required to be performed by the Assignee as a Lender; (e) (if such Assignee is a bank or financial institution organized outside the United States) agrees that it will deliver to the Agent and the Borrower the forms prescribed by the Internal Revenue Service of the United States (including without limitation, Form W-8 BEN, Form W-8 ECI, or Form W-8 IMY) certifying such Assignee’s exemption from United States withholding taxes with respect to all payments to be made to such Assignee under its Notes and under any other Financing Document; and (f) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

4. The effective date for this Assignment and Acceptance shall be [Agent inserts date of its acceptance] (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.

5. Upon such acceptance and recording, as of the Effective Date: (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the other Financing Documents; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Financing Documents and in the event that the Assignor has assigned to the Assignee hereunder all of its rights and obligations under the Credit Agreement and the other Financing Documents, the Assignor shall cease to be a party to the Credit Agreement and such other Financing Documents.

6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Assignment and Acceptance effective as of the day first written above.

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

Address for Notices:

Accepted this: [Insert Date].

U.S. BANK NATIONAL ASSOCIATION

950 Seventeenth Street, Suite 350

Denver, Colorado 80202

Telephone: (303) 585-4906

Facsimile: (303) 585-4732

By:

Its:

Consent granted this: [Insert Date].

NATIONAL BEEF PACKING COMPANY, LLC,

a Delaware limited liability company

By:

Its: